                                                                     EXHIBIT 2.1

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                         AGREEMENT OF PURCHASE AND SALE


                          Dated as of January 22, 1998

                                  by and among

                              POPE & TALBOT, INC.,

                           POPE & TALBOT, WIS., INC.,

                            PLAINWELL HOLDING COMPANY

                                       and

                                 PLAINWELL INC.


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
                                TABLE OF CONTENTS


ARTICLE I.................................................................................   1

TERMS OF PURCHASE AND SALE................................................................   1
   1.01. Purchase and Sale................................................................   1
   1.02. The Closing......................................................................   4
   1.03. Consideration; Purchase Price and Payment; Delivery of
           Documents......................................................................   4
   1.04. Purchase Price Adjustments.......................................................   4
   1.05. Liabilities......................................................................   6
   1.06. Accounting Principles............................................................   8

ARTICLE II................................................................................   9

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT.......................................   9
   2.01. Financial Statements.............................................................   9
   2.02. Absence of Certain Changes or Events.............................................   9
   2.03. Title to Assets..................................................................  10
   2.04. Patents, Trademarks, Etc.........................................................  12
   2.05. Commitments......................................................................  12
   2.06. Litigation.......................................................................  13
   2.07. Compliance with Laws; Environmental Matters......................................  13
   2.08. Corporate Power and Authority; Effect of Agreement...............................  14
   2.09. Employee Benefit Plans...........................................................  15
   2.10. Consents.........................................................................  17
   2.11. Taxes............................................................................  17
   2.12. Fees.............................................................................  18
   2.13. Insurance........................................................................  18
   2.14. Labor Matters....................................................................  19
   2.15. Capitalization of Seller.........................................................  19
   2.16. Conveyance of Assets.............................................................  19
   2.17. Transactions with Affiliates.....................................................  19
   2.18. Undisclosed Liabilities..........................................................  20
   2.19. Disclaimer.......................................................................  20

ARTICLE III...............................................................................  21

REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO.........................................  21
   3.01. Organization.....................................................................  21
   3.02. Corporate Power and Authority; Effect of Agreement...............................  21
   3.03. Consents.........................................................................  21
   3.04. Availability of Funds............................................................  22
   3.05. Litigation.......................................................................  22
   3.06. Fees.............................................................................  22

ARTICLE IV................................................................................  23

PRE-CLOSING COVENANTS OF SELLER AND PARENT................................................  23
   4.01. Cooperation by Seller and Parent.................................................  23
   4.02. Conduct of Business..............................................................  24
   4.03. Access...........................................................................  24
   4.04. Notice of Events.................................................................  25
   4.05. Exclusivity......................................................................  25
   4.06. Mutual Assistance................................................................  25

ARTICLE V.................................................................................  26

PRE-CLOSING COVENANTS OF BUYER AND NEWCO..................................................  26
   5.01. Cooperation by Buyer.............................................................  26
   5.02. Buyer's Knowledge of Business; Seller's and Parent's
           Representations Modified by Buyer's Knowledge..................................  26
   5.03. Performance Bonds, Etc...........................................................  27
   5.04. Consummation of Financing........................................................  27

ARTICLE VI................................................................................  28

ADDITIONAL COVENANTS......................................................................  28
   6.01. Tax Cooperation..................................................................  28
   6.02. Corporate Name...................................................................  29
   6.03. Disbursement Account.............................................................  29
   6.04. Further Information..............................................................  30
   6.05. Record Retention.................................................................  30
   6.06. Post-Closing Assistance..........................................................  30

   6.07. Non-Compete......................................................................  31
   6.08. Further Assurances...............................................................  33
   6.09. Accounts Receivable; Mail........................................................  34
   6.10. Transition Services..............................................................  34
   6.11. Brokerage Arrangements...........................................................  34

ARTICLE VII...............................................................................  34

CONDITIONS TO BUYER'S AND NEWCO'S OBLIGATIONS.............................................  34
   7.01. Representations, Warranties and Covenants of Seller and
           Parent.........................................................................  34
   7.02. No Prohibition, etc..............................................................  35
   7.03. Governmental Consents............................................................  35
   7.04. No Material Adverse Change.......................................................  35
   7.05. Delivery of Transfer Documents...................................................  35
   7.06. Seller and Parent Closing Documents..............................................  35
   7.07. Delivery of Consents.............................................................  36
   7.08. Opinion of Counsel to Parent and Seller..........................................  36
   7.09. Financing........................................................................  36
   7.10. Real Property....................................................................  36

ARTICLE
VIII........................................................................................37

CONDITIONS TO SELLER'S AND PARENT'S OBLIGATIONS...........................................  37
   8.01. Representations, Warranties and Covenants of Buyer and
           Newco..........................................................................  37
   8.02. No Prohibition, etc..............................................................  37
   8.03. Performance Bonds................................................................  37
   8.04. Governmental Consents............................................................  37
   8.05. Delivery of Transfer Documents...................................................  37
   8.06. Opinion of Counsel to Buyer......................................................  37
   8.07. Buyer and Newco Closing Documents................................................  38

ARTICLE IX................................................................................  38

EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS.............................................  38
   9.01. Definitions......................................................................  38
   9.02. Employment.......................................................................  39
   9.03. Pension Plans....................................................................  39

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
   9.04. Multiemployer Pension Plan.......................................................  43
   9.05. Other Benefit Plans..............................................................  44
   9.06. Severance........................................................................  45
   9.07. Workers Compensation.............................................................  45
   9.08. Collective Bargaining Agreements.................................................  45
   9.09. Buyer Indemnity..................................................................  45
   9.10. W-2 Matters......................................................................  45

ARTICLE X.................................................................................  46

TERMINATION PRIOR TO CLOSING..............................................................  46
   10.01.  Termination....................................................................  46
   10.02.  Effect on Obligations..........................................................  46

ARTICLE XI................................................................................  47

MISCELLANEOUS.............................................................................  47
   11.01.  Survival.......................................................................  47
   11.02.  Indemnification................................................................  47
   11.03.  Interpretive Provisions........................................................  52
   11.04.  Entire Agreement...............................................................  52
   11.05.  Successors and Assigns.........................................................  52
   11.06.  Headings.......................................................................  53
   11.07.  Modification and Waiver........................................................  53
   11.08.  Counterparts...................................................................  53
   11.09.  Expenses.......................................................................  53
   11.10.  Notices........................................................................  53
   11.11.  Governing Law..................................................................  55
   11.12.  Public Announcements...........................................................  55
   11.13.  Bulk Transfer Laws.............................................................  55
   11.14.  Disclosure Schedule............................................................  55
   11.15.  Severability of Provisions.....................................................  55
   11.16.  Specific Performance...........................................................  56
   11.17.  Time is of the Essence.........................................................  56
   11.18.  Remedies Cumulative............................................................  56
   11.19.  Waiver of Jury Trial...........................................................  56

Exhibits
--------
Exhibit 3.03                 Required Consents
Exhibit 5.04                 Subordinated Debt Financing Term Sheet
Exhibit 6.02(b)              Temporary License Agreement
Exhibit 6.10                 Term Sheet for Transition Services Agreement
Exhibit 7.08                 Opinion of Seller's Counsel
Exhibit 8.06                 Opinion of Buyer's Counsel
Exhibit 9.03(a)              Benefit Plans Opinions
Exhibit 9.03(b)(4)           Actuarial Assumptions
Exhibit 11.03                Persons Representing Buyer

================================================================================


                         AGREEMENT OF PURCHASE AND SALE


                          Dated as of January 22, 1998

                                  by and among

                              POPE & TALBOT, INC.,

                           POPE & TALBOT, WIS., INC.,

                            PLAINWELL HOLDING COMPANY

                                       and

                                 PLAINWELL INC.


================================================================================

                        AGREEMENT OF PURCHASE AND SALE


            Agreement, dated as of January 22, 1998, by and among Pope & Talbot, Inc., a Delaware corporation ("Parent"), Pope & Talbot, Wis., Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Seller"), Plainwell Holding Company, a Delaware corporation ("Buyer"), and PLAINWELL INC., a Delaware corporation and a newly-formed wholly-owned subsidiary of Buyer ("Newco").

                             W I T N E S S E T H:

            WHEREAS, Parent, through its consumer tissue products business conducted by Seller, manufactures and markets private label consumer tissue products (including both Parent and Seller to the extent they participate in such business, the "Tissue Business"); and

            WHEREAS, upon the terms and subject to the conditions of this Agreement, Seller and Parent desire to sell, convey, transfer, assign and deliver to Buyer, and Buyer desires, through Newco, to purchase and acquire from Seller and Parent, the Tissue Business;

            WHEREAS, Citicorp Venture Capital, Ltd. ("CVC"), an affiliate of Buyer, has concurrently herewith entered into a letter agreement with Buyer delivered herewith (the "Equity Commitment Letter"), which Equity Commitment letter confirms CVC's commitment (subject to the terms and conditions contained herein and therein) to contribute to Buyer the equity financing required for the consummation of the transactions contemplated hereby;

            NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions, hereinafter set forth, the parties do hereby agree as follows:

                                  ARTICLE I

                          TERMS OF PURCHASE AND SALE

            1.01. Purchase and Sale. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.02), Parent and Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from Parent and Seller, all of Parent's and Seller's respective right, title and interest in and to the Tissue Business, including, without limitation, all of the assets used or held for use by Parent or Seller primarily or exclusively in connection with the conduct of the Tissue Business (except as provided in Section 1.01(b)), as the same may exist on the Closing Date (as defined in Section 1.02), and whether tangible or intangible (collectively, the

"Assets"), including, without limitation, all of Parent's and Seller's respective right, title and interest in and to the following, as the same may exist on the Closing Date (without duplication of any item covered in more than one category below), and excluding the Excluded Assets (as defined in Section 1.01(b)):

            (i) all machinery, equipment, vehicles, office furniture, tools and other tangible property used or held for use primarily or exclusively in connection with the conduct of the Tissue Business;

            (ii) all rights under leases and rental agreements in respect of equipment or other tangible personal property employed primarily or exclusively in connection with the Tissue Business;

            (iii) all raw materials, inventories, including inventories of work in process, samples and finished goods, products and supplies used or held for use primarily or exclusively in connection with the conduct of the Tissue Business;

            (iv) all real property, and rights thereto, owned, used or held for use in connection with the Tissue Business and as described in the Disclosure Schedule (the "Purchased Real Property") and all rights under leases of real property occupied in the conduct of the Tissue Business as described in the Disclosure Schedule (the "Leased Real Property" and, collectively with the Purchased Real Property, the "Properties");

            (v) all accounts and notes receivable (other than intercompany receivables to the extent not included as current assets for purposes of the purchase price adjustments set forth in Section 1.04) relating to the Assets and products sold by the Tissue Business;

            (vi) subject to Section 4.01(b), all Commitments (as defined in Section 2.05), Permits (as defined in Section 2.07), transferable telephone exchange numbers, the right to receive and retain mail and other communications and collections, including mail and communications from customers, suppliers, distributors, agents and others;

            (vii) all sales and promotional literature and all books, records, files and data (including customer and supplier lists), or copies thereof, pertaining materially to the Tissue Business, except (a) for books and records relating primarily to the Excluded Assets and the Excluded Liabilities and (b) all personnel records and files, copies of which will be provided to Buyer to the extent permitted by law;

            (viii) all patents, patent applications, patent disclosures and any reissues, continuations, continuations-in-part, revisions, extensions or reexaminations thereof, inventions (whether or not patentable and whether or not reduced to practice), trademarks (including, without limitation, the Tissue Names (as defined herein)), trade names, service marks, trade dress, logos, corporate names, copyrights, mask works, and all registrations, applications and renewals for any of the foregoing and all goodwill associated therewith, all trade secrets, confidential information, technology (including, without limitation, software associated with the efficient consumer response technology and category management systems related to the Tissue Business), ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data and information, documentation and software, financial business and marketing plans and related information, user, training and technical manuals, marketing materials and all other proprietary rights, the right to sue for past infringement or misappropriation thereof, and all licenses or other agreements relating thereto, which are used or held for use primarily or exclusively in connection with the conduct of the Tissue Business (collectively, "Intellectual Property Rights");

            (ix) all claims, security deposits, security bonds, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, related primarily or exclusively to the conduct of the Tissue Business (other than those relating solely to the Excluded Assets);

            (x) all goodwill associated with the Tissue Business; and

            (xi) all assets, properties and rights of Seller or Parent reflected as assets on the Balance Sheet (as defined in Section 2.01), except for deferred income tax assets and except to the extent such assets have been sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet and except for assets not material to the Tissue Business.

            (b) Notwithstanding anything in Section 1.01(a) to the contrary, the following assets shall be specifically excluded from the Assets (such excluded assets, the "Excluded Assets"): cash, cash deposits, other cash equivalent investments, and cash refunds; insurance policies and insurance proceeds; surety bonds, security bonds or deposits; tax refunds; deferred income tax assets; any and all rights (including all Intellectual Property Rights) related to the "Pope & Talbot" and "Gentle Touch" Names or any similar Name (as defined in Section 6.02) and any Logo (as defined in Section 6.02) utilizing any such Name or any similar Name; the Disbursement Account (as defined in Section 6.03(b)); and any other assets set forth as "Excluded Assets" in the disclosure schedule delivered by Seller to Buyer in connection herewith (the "Disclosure Schedule").

            1.02. The Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of counsel to Buyer's senior lender, commencing at 9:00 a.m., New York City time, on the fifth business day after the conditions precedent set forth in Articles VII and VIII shall have been satisfied or shall have been waived by the parties entitled to waive the same, or at such other time and/or place and/or on such other date as the parties may mutually agree (the "Closing Date").

            1.03. Consideration; Purchase Price and Payment; Delivery of Documents. (a) The aggregate purchase price to be paid by Buyer for the Assets (the "Purchase Price") shall be $121,000,000 plus the excess of the amount of Closing Working Capital set forth on the Preliminary Closing Statement over $14,600,000, or minus the amount by which the amount of Closing Working Capital as set forth on the Preliminary Closing Statement is less than $14,400,000. Payment of the Purchase Price shall be in U.S. dollars on the Closing Date by wire transfer of immediately available funds to such account or accounts as may be designated by Seller.

            (b) At the Closing, (i) Seller and/or Parent, as the case may be, shall deliver to Buyer duly executed instruments of transfer (including transfer by special warranty deed (or the equivalent) for the Purchased Real Property) and assignment of the Assets sufficient to vest in Buyer (or, at Buyer's direction, in Newco) all of Parent's and Seller's respective right, title and interest in and to the Assets in accordance with the terms of this Agreement and
(ii) Buyer or Newco, as the case may be, shall deliver to Seller and Parent duly executed instruments of assumption evidencing the assumption by Buyer or Newco, as the case may be, of the Assumed Liabilities (as defined in Section 1.06). Buyer and Parent shall each bear 50% of the cost of any documentary, stamp, sales, excise, transfer, gross receipts or other taxes payable (other than income taxes payable by Seller) attributable to or in respect of the sale of the Assets and the assumption of the Assumed Liabilities contemplated hereby.

            1.04. Purchase Price Adjustments. (a) At least ten business days prior to the Closing Date, Seller and Buyer shall in good faith work together to develop a statement (such statement the "Preliminary Closing Statement"), setting forth their joint determination, as of the Closing Date, of the Closing Working Capital (as defined in Section 1.04(h)). In the event that Buyer and Seller are unable to reach agreement on such statement, the Closing Working Capital included in the Preliminary Closing Statement shall be based upon the balance sheet prepared in good faith by Parent for the Tissue Business as at the end of the month immediately preceding the Closing.

            (b) As promptly as practicable, but in no event more than 60 days after the Closing Date, Seller, with the cooperation of Buyer, shall prepare and deliver to Buyer a statement, certified by Seller's Chief Financial Officer (the "Proposed Final Closing Statement"), setting forth Seller's good faith calculation of Closing Working Capital, as of the Closing Date, together with reasonable supporting details. For purposes of this Agreement, the Proposed Final Closing Statement and the Final Closing Statement (as defined in Section 1.04(e)) shall be prepared (and Closing Working Capital shall be calculated) in accordance with GAAP (as defined in Section 2.01).

            (c) Within 30 days after delivery of the Proposed Final Closing Statement, Buyer shall notify Seller of its agreement or disagreement with the Proposed Final Closing Statement. For a period of 15 days after Buyer's notice of any disagreement in accordance with the preceding sentence, the parties shall attempt in good faith to resolve any items or amounts affecting the calculation of Closing Working Capital as to which Buyer objects ("Disputed Items"). If during such 15-day period, the parties are able to resolve all Disputed Items, the statement of Closing Working Capital as revised to reflect such resolution, or as presented on the Proposed Final Closing Statement if there are no Disputed Items identified by Buyer within such 15-day period, shall become the "Final Closing Statement."

            (d) If during such 15-day period any such Disputed Items cannot be resolved, (i) those items to the extent of the amounts agreed upon by the parties shall no longer constitute Disputed Items and shall be conclusive for purposes of preparing the Final Closing Statement and calculation of the Closing Working Capital and (ii) the parties shall cause KPMG Peat Marwick or, if such firm is unable to serve, another independent accounting firm of internationally recognized standing reasonably satisfactory to Parent and Buyer promptly to review this Agreement and the remaining Disputed Items for purposes of resolving the remaining Disputed Items and calculating the Closing Working Capital. In making such calculation, such accounting firm shall make a determination only of Disputed Items not resolved by the parties (and then, such determination shall not fall outside the range established by the parties) and in the case of all other items of Closing Working Capital shall use the amounts which are agreed upon by the parties. Such accounting firm shall deliver to Seller and Buyer, as promptly as practicable, a report setting forth its resolution of the remaining Disputed Items and its calculation of Closing Working Capital. Such report shall be in writing, shall utilize the definitions set forth in, and other terms of, this Agreement, and shall be final and binding upon the parties hereto. The cost of such review and report shall be borne by the party against whom the disagreement is in greater part resolved or, if the resolution does not favor either party, such costs shall be borne equally by Seller and Buyer.

            (e) The Closing Working Capital agreed to by the parties or as calculated by the accounting firm as set forth in Section 1.04(d) above, as the case may be, shall be the final Closing Working Capital ("Final Closing Working Capital") and the Proposed Final Closing Statement adjusted to reflect such Final Closing Working Capital, shall be the "Final Closing Statement" which shall be conclusive for all purposes of this Agreement.

            (f) If the amount of Final Closing Working Capital is greater than the amount of Closing Working Capital set forth on the Preliminary Closing Statement, the Purchase Price shall be increased by the lesser of (x) the amount of such difference and (y) the sum of (1) the positive excess, if any, of $14,400,000 over Closing Working Capital and (2) the excess, if any, of the Final Closing Working Capital over $14,600,000; and if the amount of Final Closing Working Capital is less than the amount of Closing Working Capital set forth on the Preliminary Closing Statement, the Purchase Price shall be decreased by the lesser of (x) the amount of such difference and (y) the sum of
(1) the positive excess, if any, of Closing Working Capital over $14,600,000 and
(2) the excess, if any, of 14,400,000 over Final Closing Working Capital. If the net result of the preceding sentence is an increase in the Purchase Price, Buyer shall promptly pay to (or as directed by) Seller the amount of such net difference, and if the net result of the preceding sentence is a decrease in the Purchase Price, Seller shall promptly pay to (or as directed by) Buyer the amount of such net difference. Any such payment pursuant to this Section 1.04(f) shall be made within 10 days after (i) Buyer and Seller agree upon the Final Closing Working Capital pursuant to Section 1.04(d) or (ii) if Disputed Items are referred to a firm of independent accountants pursuant to Section 1.04(d), the delivery of the report of such firm referred to in Section 1.04(d).

            (g) Any payments pursuant to this Section 1.04 shall be made by wire transfer of immediately available funds to such account of Seller or Buyer, as the case may be, as may be designated by such receiving party. The amount of any payment to be made pursuant to this Section 1.04 shall bear interest from and including the Closing Date to, but excluding, the date of payment at an annual rate equal to the rate announced from time to time by U.S. National Bank of Oregon as its prime rate, plus 2% (the "Interest Rate"), with the amount of such interest being payable on the date of the payment made pursuant to this Section 1.04.

            (h) For purposes hereof, the "Closing Working Capital" shall mean
(A) the sum of (i) accounts receivable, (ii) inventories, (iii) prepaid expenses, minus (B) the sum of (i) accounts payable, (ii) accrued liabilities, including compensation, benefits and related taxes, and unearned volume discounts and (iii) other current liabilities, in each case of the Tissue Business and in any event shall exclude Excluded Assets and Excluded Liabilities provided that in computing Closing Working Capital, the liability for workers' compensation expense and the current portion, if any, of the liability for retiree health shall be deemed to be equal to the amount that such liabilities are reflected on the Balance Sheet (as defined in Section 2.01).

            1.05. Liabilities. (a) At the Closing, except as specifically provided below in Section 1.05(c) and Section 6.03, Buyer shall assume all liabilities and obligations (collectively the "Assumed Liabilities") of or arising out of or relating to the Tissue Business, its assets or business, or the conduct or ownership or operation by Seller (or any of its predecessors) of the Tissue Business, its assets or business, of whatever kind or nature, whether contingent or absolute, whether known or unknown, whether arising prior to or on or after, and whether determined or indeterminable as of, the Closing Date, including, without limitation, the following:

            (i) all liabilities and obligations under or primarily related to the Commitments, the Permits and other intangible property to the extent included in the Assets;

            (ii) all (a) liabilities and obligations to the extent relating primarily or exclusively to the acquisition, ownership or use of any of the Assets after the Closing, and (b) litigation relating primarily or exclusively to the Tissue Business;

            (iii) all liabilities and obligations which are included as liabilities on the Final Closing Statement and all liabilities (other than Excluded Liabilities and Income Tax liabilities) reflected as such in the Financial Statements (as defined in Section 2.01);

            (iv) all liabilities and obligations relating primarily or exclusively to or arising out of Environmental Matters in respect of the Tissue Business arising directly or indirectly from acts, omissions, conditions, releases, including, without limitation, the presence of Hazardous Materials on or prior to the Closing Date;

            (v) all accounts payable to third parties and accrued liabilities which relate primarily or exclusively to the Tissue Business, including without limitation, all accrued liabilities for salaries and compensated absences of the Employees (as defined in Section 9.01); and

            (vi) subject to Section 4.01(c), all liabilities of Parent and Seller under or in respect of the $18,800,000 City of Eau Claire, Wisconsin Tax-Exempt Adjustable Mode Solid Waste Disposal Revenue Bonds (Pope & Talbot, Wis., Inc. Project) Series 1994 (the "IRB").

            (b) If applicable (and without duplication), Seller shall retain, and Buyer shall not assume, any obligations or liabilities of Seller to the extent that (i) Seller is insured therefor and (ii) Seller actually receives payments from Seller's insurers in respect of any such obligations or liabilities pursuant to the insurance policies in effect on the date hereof, including, without limitation, any insurance Seller may have relating to worker's compensation, product liability, general liability and automobile liability. Seller agrees to use its commercially reasonable best efforts to seek to collect any insurance claims with respect to the Tissue Business to the extent Seller is insured therefor.

            (c) Anything in this Agreement to the contrary notwithstanding, Buyer shall not assume, and Seller shall, in accordance with Section 11.02, indemnify and hold harmless Buyer and its affiliates from and against any Loss incurred or suffered by Buyer arising out of, the following (collectively, the "Excluded Liabilities"):

            (i) the liabilities and obligations the responsibility for which is set forth in the Disclosure Schedule as being retained by Seller or any Affiliate thereof;

            (ii) all liabilities and obligations relating to or arising out of the Excluded Assets;

            (iii) all liabilities and obligations which do not arise out of or relate primarily or exclusively to the Tissue Business;

            (iv) all liability for Income Taxes with respect to taxable periods or portions thereof, ending on or before the Closing Date;

            (v) all liabilities in respect of indebtedness for borrowed money (other than the IRB and any capital leases included in the Commitments);

            (vi) all intercompany liabilities (other than through the operation of the Disbursement Account (as defined in Section 6.03));

            (vii) all liabilities for Seller's and Parent's payments, or obligations to pay, any fee or any commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement; and

            (viii) all liabilities and obligations (including without limitation any fines or penalties) arising from any failure of the Tissue Business, prior to Closing, to demonstrate financial responsibility in accordance with applicable financial responsibility requirements set forth in Wisconsin State Statute Section 289.41 (and any applicable analogous federal financial responsibility requirements) applicable to the Pope & Talbot, Inc. Landfill in Eau Claire, Wisconsin.

            1.06. Accounting Principles. Each accounting term used herein shall have the meaning that is applied thereto in accordance with generally accepted accounting principles, as in effect on the date hereof, applied on a basis consistent with past practice ("GAAP") and each account included in the financial statements delivered hereunder shall be calculated in accordance with GAAP and shall be consistent with the books and records of Parent and Seller; provided, that in case of Disputed Items only, all known errors and adjustments shall be taken into account in the calculation of each account set forth above constituting a Disputed Item, regardless of its materiality. With respect to the calculation of the levels of the accounts set forth in this Article I, no change in accounting principles shall be made from those utilized by Parent in preparing the Financial Statements, including, without limitation, with respect to the nature or classification of accounts or reserves, as well as all practices, methods or conventions utilized by Parent in making accounting estimates.

                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

            Seller and Parent, jointly and severally, represent and warrant to Buyer and Newco as follows:

            2.01. Financial Statements. Seller has delivered to Buyer audited balance sheets of the Tissue Business (determined, except as set forth in the Disclosure Schedule, without including the Excluded Assets and the Excluded Liabilities) as at September 30, 1997 (the "Balance Sheet") and December 31, 1996 and audited statements of operations of the Tissue Business (determined, except as set forth in the Disclosure Schedule, without including the Excluded Assets and the Excluded Liabilities) for the nine-month period ended September 30, 1997 and each of the fiscal years ended December 31, 1996 and December 31, 1995 (collectively, the "Financial Statements"), copies of which are included in the Disclosure Schedule. Except as set forth in the Disclosure Schedule and the notes to the Financial Statements, the Financial Statements (i) have been prepared in accordance with GAAP and (ii) fairly present in all material respects the financial position of the Tissue Business (determined, except as set forth in the Disclosure Schedule, without including the Excluded Assets and the Excluded Liabilities) as of September 30, 1997, December 31, 1996 and December 31, 1995 and the results of operations of the Tissue Business (determined, except as set forth in the Disclosure Schedule, without including the Excluded Assets and the Excluded Liabilities) for the nine months ended September 30, 1997 (subject to normal year end adjustments) and each of the fiscal years ended December 31, 1996 and December 31, 1995, respectively.

            2.02. Absence of Certain Changes or Events. Except as set forth in the Disclosure Schedule or expressly authorized by this Agreement, since the date of the Balance Sheet, the Tissue Business has not (a) suffered any damage, destruction or casualty loss to its physical properties which individually or in the aggregate would have a material adverse effect on the assets, business or financial condition of the Tissue Business (a "Material Adverse Effect"); (b) incurred or discharged any obligation or liability or entered into any other transaction except in the ordinary course of business and except for obligations, liabilities and transactions that do not individually or in the aggregate have a Material Adverse Effect; (c) suffered any change in its assets, business or financial condition that individually or in the aggregate have a Material Adverse Effect; (d) increased the rate or terms of compensation payable or to become payable directly or indirectly to the Employees or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of the Employees, except in each case increases occurring in the ordinary course of business in accordance with its past practices (including normal periodic performance reviews and related compensation and benefit increases) or as required by any pre-existing Commitment listed in the Disclosure Schedule; (e) sold, leased, licensed or otherwise disposed of any assets of the Tissue Business, other than sales of inventory or obsolete equipment in the ordinary course of business; (f) amended or terminated any Commitment to which Seller or Parent is a party other than in the ordinary course of business; (g) entered into any transactions with its affiliates (except for (i) services provided by Parent to the Tissue Business of the nature covered by the Transition Services Agreement (as defined in Section 6.10), (ii) the operation of Parent's cash management and disbursement accounts and (iii) transactions set forth in the Disclosure Schedule); (h) committed to pay any severance or termination pay to any Person except in the ordinary cause of business; or (i) committed to do any of the things set forth in this Section 2.02.

            2.03. Title to Assets. (a) Parent or Seller has good and marketable title to, and/or an enforceable right to use, all of the Assets (including those reflected on the Balance Sheet, except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet), free and clear of all liens, security interests, mortgages, pledges, adverse claims, title defects or other encumbrances (collectively, "Encumbrances"), except (a) as may otherwise be set forth in the Disclosure Schedule, (b) for liens of Taxes not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and set forth in the Disclosure Schedule and (c) Encumbrances which individually or in the aggregate do not have a Material Adverse Effect (collectively, "Permitted Encumbrances"). The Assets are in good physical condition and repair, subject to normal wear and tear, as is sufficient and appropriate to enable the Tissue Business, to conduct its business as currently conducted.

            (b) The Disclosure Schedule sets forth a list containing the addresses and legal descriptions of all Purchased Real Property. With respect to each such parcel of real property: (i) such parcel is free and clear of all Encumbrances, except Permitted Encumbrances; (ii) there are no parties in possession (other than Seller) and no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any person the current or future right of use or occupancy of any portion of such parcel; and (iii) there are no outstanding rights of first refusal to purchase such parcel (other than the right of Buyer pursuant to this Agreement), or any portion thereof or interest therein. None of such parcels has been condemned or otherwise taken in any material respect by public authority and, to Parent's knowledge, no such condemnation or taking is threatened.

            (c) The Disclosure Schedule sets forth a list containing the addresses of all of the Leased Real Property and the leases, subleases, or other occupancy agreements therefor (the "Leases"). Each of the Leases is in full force and effect and either Seller or Parent holds a valid and existing leasehold or subleasehold interest under each of such

Leases, free and clear of all Encumbrances, except Permitted Encumbrances. Seller has delivered to Buyer complete and accurate copies of each of the Leases including all amendments, extensions, and other modifications thereto. With respect to each Lease listed in the Disclosure Schedule: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither Parent nor Seller nor, to Parent's knowledge, any other party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the Lease; (iii) no party to the Lease has, to Parent's knowledge, repudiated any material provision thereof; (iv) there are no material disputes, oral agreements, or forbearance programs in effect as to the Lease;
(v) the Lease has not been modified in any material respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; (vi) Parent or Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease, except for the Permitted Encumbrances; (vii) except as set forth in the Disclosure Schedule, the Lease is fully assignable to Buyer and no consent, waiver, approval or authorization is required from the landlord under any of the Leases as a result of the execution of this Agreement or the consummation of the transactions completed hereby resulting in a Material Adverse Effect; (viii) other than Parent or Seller, there are no parties in possession or parties having any current or future right to occupy the Leased Real Property during the term of the Leases and any extensions thereto which would have a Material Adverse Effect; and (ix) none of the Leased Real Property has been condemned or otherwise taken in any material respect by public authority and, to Parent's knowledge, no such condemnation or taking is threatened.

            (d) Except for the Properties disclosed in the Disclosure Schedule, there is no real property leased, owned, used or occupied by Seller in connection with the Tissue Business.

            (e) The Properties and all plants, buildings and improvements located thereon conform to all applicable building, zoning and other laws, ordinances, rules and regulations, except to the extent that failure to comply does not, individually or in the aggregate, have any Material Adverse Effect. All Permits necessary to the current occupancy and use of the Properties have been obtained, are in full force and effect and have not been violated, except for matters not having, individually or in the aggregate, a Material Adverse Effect. There exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Properties which would have a Material Adverse Effect. All improvements located on the Properties have direct access to a public road adjoining such Properties. No such improvements or accessways encroach on land not included in the Properties and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Properties, except for matters disclosed in the Disclosure Schedule and matters not having any Material Adverse Effect. Seller is not obligated to purchase or lease any real property in respect of the Tissue Business.

            2.04. Patents, Trademarks, Etc. The Disclosure Schedule sets forth a complete and correct list of all: (i) patented or registered Intellectual Property Rights and pending applications therefor and (ii) to Parent's knowledge, all material trade names and material unregistered trademarks and material service marks included in the Intellectual Property rights, and (iii) all licenses or similar agreements or arrangements for the Intellectual Property Rights to which Seller is a party and all licenses or similar agreements or arrangements for intellectual property rights to which Parent or Seller, as the case may be, is a party as a licensee. Except as set forth in the Disclosure Schedule, the Intellectual Property Rights comprise, to Parent's knowledge, all of the material intellectual property rights necessary or desirable for the operation of the Tissue Business as currently conducted in all material respects. Except as set forth in the Disclosure Schedule, (a) Parent or Seller owns all right, title and interest in and to or possesses adequate licenses or other valid rights to use all Intellectual Property Rights necessary for the operation of the Tissue Business as currently conducted free and clear of all Encumbrances (other than Permitted Encumbrances), (b) to Parent's knowledge, the conduct of the Tissue Business as now being conducted does not conflict with or misappropriate any intellectual property rights of any third party and nor, to Parent's knowledge, will any such infringement, misappropriation or conflict occur as a result of the continued operation of the Tissue Business as currently conducted, except for matters not having a Material Adverse Effect, (c) no written or, to Parent's knowledge, verbal claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property Rights has been made, is currently outstanding or, to the Parent's knowledge, is threatened, and (d) neither Parent nor Seller have received any notices of, and are not aware of any facts which indicate any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property Rights (including, without limitation, any demand or request that Parent or Seller license any rights from a third party).

            2.05. Commitments. The Disclosure Schedule contains a list, as of the date hereof, of each contract or agreement, whether written or oral (including any and all amendments thereto), relating to the conduct of the Tissue Business to which Parent or Seller is a party or by which Parent or Seller or any of the Assets is bound (collectively, the "Commitments"), other than the purchase or sale orders entered into in the ordinary course of business, (i) which involves payment over the remaining term of such Commitment of more than $125,000 or requires the Tissue Business to provide goods or services worth more than $125,000 and which in each case is not cancelable upon 30 days' notice or less without penalty, (ii) which evidences or provides for any indebtedness of the Tissue Business or any Encumbrance securing such indebtedness on any of their respective assets, (iii) which guarantees the performance, liabilities or obligations of any other entity, (iv) which restricts the Tissue Business from competing in any line of business, (v) which relates to the distribution or marketing of the products of the Tissue Business and involves payment over the remaining term of such Commitment of more than $125,000 and is not cancelable upon 30 days' notice or less without penalty,

(vi) which constitute joint venture or partnership agreements, (vii) which constitute take or pay or requirements contracts or agreements or any similar contracts or agreements requiring Seller to pay regardless of whether products or services are received, (viii) which constitute contracts and other agreements with clients, customers or any other Person for the sharing of fees, the rebating of charges or purchase price or other similar arrangements (excluding from this clause (viii) any purchase or sale orders entered into in the ordinary course of business and any other category of contracts covered in (i) - (vii) above), (ix) which constitute employment agreements, commitments, consulting or severance agreements or arrangements or other contracts or agreements, including indemnification agreements with any current or former officer, director, employee representative or other key employee, or (x) which is otherwise material to the Tissue Business (provided, however, that for purposes of the condition contained in Section 7.01 that the foregoing representations contained in the Section 2.05 be true and correct as of the Closing Date, the foregoing $125,000 dollar amounts referred to above shall each be deemed to be $250,000). Except as set forth in the Disclosure Schedule, Parent or Seller is not in default under any of the Commitments which default individually or in the aggregate would have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, each of such Commitments is a valid and binding obligation of Parent or Seller, as the case may be, and is enforceable against Parent or Seller in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and is subject to general principles of equity, and neither Parent nor Seller nor, to the knowledge of Parent, any other party is, or with the passage of time or giving notice will be, in default under any Commitment, except in each case for such failures to be valid, binding and enforceable and for such defaults which, individually or in the aggregate, do not have a Material Adverse Effect.

            2.06. Litigation. Except as set forth in the Disclosure Schedule, there is no action or proceeding related to the conduct of the Tissue Business in any court or before any governmental authority ("Litigation") pending or, to Parent's knowledge, threatened against Parent or Seller. Except as set forth in the Disclosure Schedule, none of such Litigation (i) has a reasonable likelihood of a determination which would have a Material Adverse Effect or (ii) seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Except as set forth in the Disclosure Schedule, neither Parent nor Seller is subject to any outstanding orders, rulings, judgments or decrees which individually or in the aggregate would have a Material Adverse Effect or would prevent or obtain damages in respect of the consummation of the transactions contemplated hereby.

            2.07. Compliance with Laws; Environmental Matters. Except as set forth in the Disclosure Schedule, the Tissue Business is in compliance with all applicable laws, rules and regulations, orders, judgments and decrees, in each case, as in effect as of the date hereof (collectively, "Laws"), except where the failure to comply therewith individually or in the aggregate would not have a Material Adverse Effect. Seller and/or Parent, as the case may be, has all governmental permits, licenses and authorizations (collectively, "Permits") required under applicable Laws for the operation of the Tissue Business as presently conducted or for the ownership of the Assets, except where the absence thereof individually or in the aggregate would not have a Material Adverse Effect. All such Permits are in full force and effect and in good standing, except for failures not having a Material Adverse Effect and except as separately identified on the Disclosure Schedule. Neither Parent nor Seller has received any written notice of any claim of revocation of any such Permits nor, to Parent's knowledge, has any such claim been threatened, except for such notices or claims which would not have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, since January 1, 1992, no hazardous substance (as defined under the Comprehensive Environmental, Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended as of the date hereof), petroleum product, pollutant, contaminant, toxic chemical waste or odor has been released into the environment on or from (i) the premises of the Tissue Business or (ii) any other property where hazardous substances, petroleum products, pollutants, contaminants, waste or toxic chemicals used or generated by the Tissue Business, in each case, which is required by applicable Laws to be remediated by or at the expense of Seller and/or Parent, as the case may be, or has given or is reasonably expected to give rise to Losses (as defined in Section 11.02(i)) resulting from adverse, or allegedly adverse, effects on the environment, real or personal property, human health and safety or natural resources, except where the costs of such remediation or Losses, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, since January 1, 1992, there have been no written claims, actions or proceedings with respect to Environmental Matters related to the conduct of the Tissue Business. Buyer, Parent and Seller agree that the only representations and warranties of Seller and Parent being made herein with respect to any Environmental Matters are those contained in this Section 2.07. As used herein, the term "Environmental Matters" means any matter arising out of or relating to the protection or regulation of the environment, human health or safety.

            2.08. Corporate Power and Authority; Effect of Agreement. (a) Each of Seller and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform this Agreement and each Ancillary Document (as defined in Section 11.01) to which it is a party and to consummate the transactions contemplated hereby and thereby, to the extent each of them shall be a party hereto or thereto.

            (b) The execution, delivery and performance by Seller and Parent of this Agreement and the consummation by Seller and Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and Parent.

            (c) This Agreement has been, and the Ancillary Documents when executed and delivered will be, duly and validly executed and delivered by Seller and Parent, to the extent each of them shall be a party thereto. This Agreement constitutes, and the Ancillary Documents when executed and delivered will constitute, valid and binding obligations of Seller and Parent, to the extent each of them shall be a party thereto, enforceable against Seller and Parent, to the extent each of them shall be a party thereto, in accordance with their terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity.

            (d) The execution, delivery and performance by Seller and Parent of this Agreement and the Ancillary Documents, to the extent each of them shall be a party thereto, and the consummation by Seller and Parent of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law, rule or regulation to which Seller or Parent, as the case may be, is subject, (ii) violate any order, judgment or decree applicable to Seller or Parent, as the case may be, or (iii) conflict with or result in a breach of the provisions of, or constitute a default under (A) the Certificate of Incorporation or the By-laws of Seller or Parent, as the case may be, or (B) any agreement or instrument to which Seller or Parent, as the case may be, is a party, except, in the case of clauses (i), (ii) and (iii)(B), for violations or conflicts, breaches or defaults, which would not individually or in the aggregate have a Material Adverse Effect and which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby or Buyer's ability to operate the Tissue Business.

            2.09. Employee Benefit Plans. (a) The Disclosure Schedule lists all material Parent Benefit Plans and Benefit Arrangements (as defined in Section 9.01(c) and (d), respectively). With respect to each Parent Benefit Plan and each Benefit Arrangement, Seller has made available to or provided Buyer with true, complete and correct copies of (to the extent applicable): (i) all documents pursuant to which the Parent Benefit Plan or Benefit Arrangement is maintained, funded and administered, including any relevant collective bargaining agreements; (ii) the most recent annual report (Form 5500 series) as filed with the Internal Revenue Service (the "IRS") (with applicable attachments); (iii) the most recent audited financial statements; (iv) the most recent actuarial valuation of benefit obligations; (v) the most recent summary plan description and summary annual report provided the plan participants; and
(vi) the most recent determination letter received from the IRS.

            (b) Each Parent Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (as defined in Section 2.11(b)) and each trust which forms a part of any such Parent Benefit Plan has received a determination from the IRS that such Parent Benefit Plan is qualified under
Section 401(a) of the Code and that
such related trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Parent Benefit Plan or the exemption from taxation of such related trust, and that could not be corrected without material liability to Parent.

            (c) Except as set forth in the Disclosure Schedule: (i) each Parent Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in all material respects in compliance with its respective terms and the terms of any applicable collective bargaining agreement and in compliance with all applicable laws and regulations, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code; (ii) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Parent Benefit Plan; (iii) no asset that is to be acquired by Buyer, directly or indirectly, pursuant to this Agreement is subject to any lien under ERISA or the Code; (iv) neither Seller nor Parent has incurred any liability under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due); (v) all contributions and premium payments required to be made on account of or with respect to each Parent Benefit Plan and Benefit Arrangement for all periods ending on the Closing Date have been made; and (vi) there are no pending or, to the knowledge of Parent, threatened material actions, suits, investigations or claims with respect to any Parent Benefit Plan or Benefit Arrangement (other than routine claims for benefits) which could result in material liability to Buyer.

            (d) Except as set forth in the Disclosure Schedule, to the knowledge of Parent: (i) no Parent Benefit Plan subject to Title IV of ERISA which is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) (a "Multiemployer Plan") has been terminated since September 2, 1974; (ii) no proceeding has been initiated to terminate any such Multiemployer Plan and there has been no "reportable event" (within the meaning of Section 4043(c) of ERISA) since September 2, 1974 with respect to any such Multiemployer Plan; (iii) no Multiemployer Plan is in reorganization as described in Section 4241 of ERISA and no Multiemployer Plan is insolvent as described in Section 4245 of ERISA;
(iv) neither Seller nor Parent has incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any Multiemployer Plan, no such liability has been asserted, and there are no events or circumstances which could reasonably result in any such partial or complete withdrawal; and (v) neither Seller nor Parent is bound by any contract or agreement or has any obligation or liability described in Section 4204 of ERISA. To the knowledge of Parent, each Multiemployer Plan complies in form and has been administered in all material respects in accordance with the requirements of ERISA and, where applicable, the Code; and to the knowledge of Parent, each Multiemployer Plan is qualified under Section 401(a) of the Code, as of the date hereof. Set forth in the Disclosure Schedule is an accurate and complete list of the amounts which Seller or Parent has contributed (or, if greater, the amount Seller or Parent was required to contribute) to each Multiemployer Plan with respect to each of the calendar years from 1993 to 1997.

            (e) Except as set forth in the Disclosure Schedule, none of the Parent Benefit Plans or Benefit Arrangements obligates Parent or Seller to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code.

            (f) Except as set forth in the Disclosure Schedule: (i) Parent and Seller have complied in all material respects with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA; and (ii) neither Seller nor Parent nor any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any of the Parent Benefit Plans which could subject any such Parent Benefit Plan (or its related trust) or Seller or Parent or any officer, director or employee of any of the foregoing to any material penalty or tax under Section 502(i) or ERISA or Section 4975 of the Code.

            2.10. Consents. Except as set forth in the Disclosure Schedule, no consent, approval or authorization of, or exemption by, or filing with, any governmental authority or third party (collectively, "Consents") is required to be obtained or made by Seller and/or Parent, as the case may be, in connection with the execution, delivery and performance by Seller and Parent of this Agreement and the Ancillary Documents or the taking by Seller and/or Parent, as the case may be, of any other action contemplated hereby or thereby, except for Consents the failure of which to obtain or make would not have a Material Adverse Effect and would not materially hinder or impair the consummation of the transactions contemplated hereby.

            2.11. Taxes. (a) Except as set forth in the Disclosure Schedule, all federal, state, local and foreign Tax Returns required to be filed with respect to the Tissue Business have been properly filed in a timely manner (taking into account all extensions of due dates), except where the failure to so file, individually or in the aggregate, does not have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, no deficiencies for any Taxes in respect of the Tissue Business have been asserted in writing against Seller which remain unpaid and which individually or in the aggregate would have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, no extensions of time or waivers of statutes of limitation are in effect in respect of federal income Taxes with respect to the Tissue Business. All Taxes due and payable with respect to the Tissue Business have been paid other than Taxes reserved or reflected as liabilities on the Balance Sheet as adjusted for the passage of time in accordance with past customs and practice of the Tissue Business and Taxes which individually or in the aggregate would not have a Material Adverse Effect. All payroll and employment-related Taxes required to have been withheld and paid over to any taxing authority with respect to the Tissue Business have been withheld and paid, other than Taxes reserved or reflected as liabilities on the Balance Sheet as adjusted for passage of time in accordance with past customs and practice of the Tissue Business and Taxes which individually or in the aggregate would not have a Material Adverse Effect.

            (b) For purposes of this Agreement:

            "Code" means the Internal Revenue Code of 1986, as amended, and the applicable regulations thereunder.

            "Income Tax" or "Income Taxes" means all federal, state, local or foreign income, franchise or similar Tax.

            "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition with respect to Taxes.

            "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes.

            2.12. Fees. Except for the fees payable to Peter J. Solomon Company Limited, Seller and Parent have not paid or become obligated to pay any fee or commission to any broker, finder, or intermediary in connection with the transactions contemplated hereby.

            2.13. Insurance. The Disclosure Schedule sets forth a list of all material casualty, general liability and other insurance maintained by Parent or Seller (the "Insurance Policies"). Each of the Insurance Policies is valid and enforceable in accordance with its terms and is in full force and effect and no written notice has been received by Parent or Seller from any insurance carrier purporting to cancel coverage under any of the Insurance Policies which cancellation would have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in the Disclosure Schedule, to Parent's knowledge, there are no pending material claims against the Insurance Policies by Parent or Seller as to which the insurers have denied liability. Parent or Seller has made timely premium payments with respect to all of the Insurance Policies. Neither Parent nor Seller has received notice of any cancellation or non-renewal of any such insurance policy or binder from any of its insurance carriers or brokers that any insurance premium will be materially increased in the future or that any such insurance will not be available in the future on substantially the same terms as now in effect. Seller and Parent make no representation or warranty that insurance coverage under the Insurance Policies will be continued or is continuable after the Closing.

            2.14. Labor Matters. Except as set forth in the Disclosure Schedule, neither Seller nor Parent is a party to any collective bargaining agreement nor does any labor union or collective bargaining agent represent any of the employees of Seller, provided that Parent makes no representation or warranty with respect to any collective bargaining agreement which does not cover the Tissue Business or its employees. Except as set forth in the Disclosure Schedule, there is no union organizing effort, labor strike, slow-down or stoppage or material grievance pending or, to Parent's knowledge, threatened by the Employees or their representatives. Except as set forth on the Disclosure Schedule, no consent, approval or authorization of, or exemption by, or filing with, or any other action with respect to, any governmental authority or third party (collectively, "Labor Consents") is required to be obtained or made by Seller and/or Parent, as the case may be, under any collective bargaining agreement in connection with the execution, delivery and performance by Seller and Parent of this Agreement and the Ancillary Documents or taking by Seller and/or Parent, as the case may be, of any other action contemplated hereby or thereby, except for Labor Consents the failure of which to offer or make would not have a Material Adverse Effect and would not materially hinder or impair the consummation of the transactions contemplated hereby. Since the date of the Balance Sheet, neither Seller nor Parent has implemented with respect to the Tissue Business any plant closing or mass layoff of Employees as those terms are defined in the Worker Adjustment and Retraining Notification ("WARN") Act of 1988, as amended, or any similar state or local law or regulation.

            2.15. Capitalization of Seller. The authorized capital stock of Seller consists of 20,000,000 shares of common stock, $1.00 par value per share and 1,500,000 shares of preferred stock, $10.00 par value per share, of which 13,971,605 shares of common stock and no shares of preferred stock are issued and outstanding, all of which issued and outstanding shares are owned beneficially and of record by Parent. Seller does not own, directly or indirectly, any capital stock, or any other investment in, any other Person (other than receivables in the ordinary course of business of the Tissue Business and other than Excluded Assets).

            2.16. Conveyance of Assets. Except as set forth in the Disclosure Schedule, the Assets include all assets (other than the Excluded Assets) which are used, or intended for use, by Parent and Seller, in the Tissue Business.

            2.17. Transactions with Affiliates. Except as set forth on the Disclosure Schedule, neither Parent nor Seller, nor any director or officer or other affiliate of Parent or Seller or of such director or officer (a) has borrowed money from or loaned money to the Tissue Business which loans with remain outstanding at the Closing (other than through operation of Parent's cash management and disbursement account and other than payroll advances and travel and entertainment advances and relocation loans to officers and Employees of the Tissue Business in the ordinary course of business); (b) has any material contractual or other claim, express or implied, of any kind whatsoever against the Tissue Business; (c) has any material interest in the property or assets (tangible or intangible) used by or useful to the Tissue Business; (d) is engaged in any other transaction with the Tissue Business (except for transactions between Parent and the Tissue Business of the nature referred to in Section 2.02(g)), or (e) owned, directly or indirectly, any interest in (except not more than five percent (5%) stockholdings for investment purposes in securities of publicly held and traded companies), or served as an officer, director, employee or consultant of or otherwise receives remuneration from, any Person which is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of the Tissue Business.

            2.18. Undisclosed Liabilities. The Tissue Business does not have any liabilities of any nature other than (i) liabilities that are reflected in the Financial Statements; (ii) liabilities disclosed or referred to in the Disclosure Schedule (including liabilities for present or future performance under any of the documents listed in the Disclosure Schedule); (iii) liabilities as to which no disclosure is required pursuant to this Article II (for example, because the making of the representation and warranty is disclaimed or because the liability involves an amount which is less than the threshold above which disclosure is required); (iv) liabilities arising since September 30, 1997 in the ordinary course of business; and (v) liabilities which in the aggregate would not have Material Adverse Effect.

            2.19. Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE II, SELLER AND PARENT MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND THE ASSETS AND THE TISSUE BUSINESS BEING SOLD TO BUYER AND/OR NEWCO AT THE CLOSING ARE TO BE CONVEYED HEREUNDER "AS IS WHERE IS" ON THE CLOSING DATE, AND IN THEIR THEN PRESENT CONDITION, AND BUYER SHALL RELY UPON ITS OWN EXAMINATION THEREOF. IN ANY EVENT, EXCEPT AS SET FORTH HEREIN, NEITHER SELLER NOR PARENT MAKES ANY WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY OF THE TANGIBLE ASSETS BEING SO SOLD, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO

            Buyer and Newco, jointly and severally, represent and warrant to Seller and to Parent as follows:

            3.01. Organization. Each of Buyer and Newco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby.

            3.02. Corporate Power and Authority; Effect of Agreement. The execution, delivery and performance by each of Buyer and Newco of this Agreement and each Ancillary Document, to the extent each is a party thereto, and the consummation by each of Buyer and Newco of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and Newco. This Agreement has been, and the Ancillary Documents when executed and delivered will be, duly and validly executed and delivered by each of Buyer and Newco, to the extent each is a party thereto. This Agreement constitutes, and the Ancillary Documents when executed and delivered will constitute, valid and binding obligations of each of Buyer and Newco, to the extent each is a party thereto, enforceable against each of Buyer and Newco in accordance with their terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity. The execution, delivery and performance by Buyer and Newco of this Agreement and the Ancillary Documents, to the extent each is a party thereto, and the consummation by each of Buyer and Newco of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which Buyer or Newco, as the case may be, is subject, (ii) violate any order, judgment or decree applicable to Buyer or Newco, as the case may be, or (iii) conflict with or result in a breach of the provisions of, or constitute a default under (A) the Certificate of Incorporation or the By-laws of Buyer or Newco or (B) any agreement or instrument to which Buyer or Newco is a party, except, in the case of clauses (i), (ii) and (iii)(B), for violations, conflicts, breaches or defaults which would not individually or in the aggregate have a Material Adverse Effect and which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

            3.03. Consents. Except as set forth in Exhibit 3.03, no Consent is required to be obtained or made by Buyer or Newco in connection with the execution, delivery and performance by Buyer and Newco of this Agreement, or the taking by Buyer or Newco of any other action contemplated hereby, except for Consents the failure of which to obtain or make would not have a Material Adverse Effect and would not materially hinder or impair the consummation of the transactions contemplated hereby.

            3.04. Availability of Funds. To evidence the ability of Buyer to obtain the financing necessary for Buyer to consummate the transactions contemplated hereby, to refinance any other indebtedness of Buyer requiring repayment as a result of consummation of the transactions contemplated hereby, to provide for Buyer's ongoing working capital requirements and to pay all related fees and expenses (collectively, the "Required Financing"), Buyer has previously delivered to Seller the following: (a) a fully executed commitment letter, dated as of January 20, 1998 (the "Senior Debt Letter") issued by Sanwa Business Credit Corporation ("SBCC") and accepted by Buyer, providing the detailed terms and conditions upon which SBCC has committed to provide the entire senior debt and revolving credit portion of the Required Financing, (b) a fully executed "highly confident" letter, dated as of January 20, 1998 (the "Subordinated Debt Letter"), issued by Bear Stearns & Co. Inc. ("Bear Stearns") pursuant to which Bear Stearns has expressed its confidence in raising the senior subordinated note portion of the Required Financing on the basis of the anticipated terms for such notes described in detail in such letter, (c) the executed Equity Commitment Letter (together with the Senior Debt Letter and the Subordinated Debt Letter, the "Financing Letters") issued by CVC providing the detailed terms and conditions upon which CVC has committed to provide Buyer the equity portion of the Required Financing, (d) evidence of Buyer's available cash on hand sufficient to supply the balance of the Required Financing not to be provided pursuant to the Financing Letters and (e) a statement, certified by Buyer's chief financial officer, setting forth the anticipated sources and uses of the Required Financing for the transactions contemplated hereby and by the Required Financing. Each of the Financing Letters is in full force and effect and, to the knowledge of Buyer, there are no facts or circumstances which prevent, or could reasonably be expected to prevent, (i) the conditions to financing contemplated by the Financing Letters from being satisfied, or (ii) Buyer from receiving financing pursuant to the Financing Letters.

            3.05. Litigation. There is no litigation pending or, to Buyer's knowledge, threatened (i) against Buyer or any of its affiliates with respect to which there is a reasonable likelihood of a determination which would have a material adverse effect on the ability of Buyer or Newco to perform its obligations under this Agreement, or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Neither Buyer or Newco nor any of their affiliates is subject to any outstanding orders, rulings, judgments or decrees which would have a material adverse effect on the ability of Buyer or Newco to perform their obligations under this Agreement or would prevent or obtain damages in respect of the consummation of the transactions contemplated hereby.

            3.06. Fees. Except for the fees payable to Larkspur Capital Corporation, neither Buyer, Newco nor any of their affiliates has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

                                   ARTICLE IV

                   PRE-CLOSING COVENANTS OF SELLER AND PARENT

            Seller and Parent hereby covenant and agree with Buyer and Newco as follows:

            4.01. Cooperation by Seller and Parent. (a) From the date hereof and prior to the Closing, Seller and Parent will use their commercially reasonable best efforts, and will cooperate with Buyer, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties (including pursuant to the HSR Act) as shall be required in order to enable Seller and Parent to effect the transactions contemplated hereby, and will otherwise use their commercially reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

            (b) Notwithstanding anything herein to the contrary, to the extent the assignment of any Commitment, Permit, sales order or purchase order included in the Assets to be assigned to Buyer pursuant to the provisions hereof shall require the consent of any other party (including, without limitation, any governmental authority with jurisdiction over such Commitment, Permit, sales order or purchase order), this Agreement shall not constitute a breach thereof or create rights in others not desired by Buyer. If any such consent is not obtained, Seller shall, at Buyer's request and subject to reimbursement by Buyer of any out of pocket expense incurred by Seller in connection therewith, cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefit of any such Commitment, Permit, sales order or purchase order, including using its commercially reasonable best efforts to enforce any and all rights of Seller against the other party to any such Commitment, Permit, sales order or purchase order arising out of the breach or cancellation thereof by such party or otherwise. To the extent any such Commitment, Permit, sales order or purchase order is assigned to Buyer or Newco, Buyer and Newco shall perform the obligations of Seller arising under such Commitment, Permit, sales order or purchase order.

            (c) In connection with Newco's assumption of Seller's obligations under the IRB, Parent and Seller at the Closing shall use their commercially reasonable best efforts to assist Newco in fulfilling its and Buyer's obligations under Section 5.01(b).

            (d) Parent or Seller shall pay 50% of any and all real property transfer, transfer gains, stamp and other similar taxes, if any, assessed in connection with the transactions contemplated by this Agreement and shall deliver evidence satisfactory to Buyer and the Title Company of the payment of such taxes.

            4.02. Conduct of Business. Except as may be otherwise contemplated by this Agreement or required by any of the documents listed in the Disclosure Schedule or except as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld or delayed), from the date hereof and prior to the Closing, Parent will cause Seller to and Seller will (i) in all material respects operate the Tissue Business only in the ordinary course; (ii) use its commercially reasonable best efforts to preserve intact the business organization of the Tissue Business; (iii) maintain the properties, machinery and equipment used in the conduct of the Tissue Business in sufficient operating condition and repair to enable the Tissue Business to operate in all material respects in the manner in which it is currently operated, except for maintenance required by reason of fire, flood, earthquake or other acts of God; (iv) use its commercially reasonable best efforts to continue in full force and effect all material existing Insurance Policies insuring Seller in connection with the Tissue Business and the Assets; (v) use its commercially reasonable best efforts to keep available until the Closing the services of the present employees and agents (as a group) of the Tissue Business; (vi) use its commercially reasonable best efforts to preserve its relationship with the Tissue Business's lenders, suppliers, customers, licensors and licensees and others having business dealings with the Tissue Business and (vii) maintain and protect all Intellectual Property Rights.

            4.03. Access. From the date hereof and prior to the Closing, Seller and Parent shall provide Buyer with such information as Buyer may from time to time reasonably request with respect to the Tissue Business and the transactions contemplated by this Agreement, and shall provide Buyer and its accountants, counsel, consultants and other representatives reasonable access during regular business hours and upon reasonable notice to the personnel, properties, books and records of the Tissue Business as Buyer may from time to time reasonably request; provided that Seller and Parent shall not be obligated to provide Buyer with any information not material to the Tissue Business relating to trade secrets or which would violate any law, rule or regulation or term of any Commitment, or if the provision thereof would adversely affect the ability of Seller or Parent or any of their respective affiliates to assert attorney-client, attorney work product or other similar privilege. Seller acknowledges that Buyer shall be entitled to cause an information memorandum to be prepared and used in connection with the consummation of Buyer's financing of the transactions contemplated hereby pursuant to the Financing Letters and agrees to use commercially reasonable best efforts to furnish Buyer with access to, and to cause the cooperation of, all personnel necessary for Buyer to consummate such financing, provided that (i) Buyer shall provide Parent with drafts of any such information memorandum reasonably in advance of any proposed distribution thereof and (ii) prior to the time at which Buyer and Newco print and distribute the information memorandum in preparation for the "road show," Buyer shall take reasonable and customary steps (which shall be approved in advance by Parent and Seller) to ensure that any recipient of any such information memorandum shall treat the information contained therein related to the Tissue Business as confidential in accordance with Buyer's obligations under the Confidentiality Agreement. In addition, Parent and Seller shall request their accountants, at Buyer's request, to consent to the inclusion of their report or reports in, and to issue a comfort letter on customary terms in connection with, any information memoranda or filings required by such financing. Seller and Parent expressly disclaim (and Buyer hereby acknowledges and agrees to such disclaimer) any responsibility for the completeness or accuracy or sufficiency for Buyer's purposes of the information contained in any such information memorandum (it being understood that no cooperation provided by Seller or Parent pursuant to this Section 4.03 shall diminish, change or enlarge the representations and warranties of Parent and Seller expressly set forth herein).

            4.04. Notice of Events. Parent and Seller shall promptly notify Buyer of (a) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement, (b) any event, occurrence, transaction or other item which would have been required to have been disclosed on the Disclosure Schedule or any statement delivered hereunder had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the ordinary course of business which would not render any representation or warranty of Parent or Seller materially misleading.

            4.05. Exclusivity. Until the earlier occurs of the Closing or the termination of this Agreement, none of Parent, Seller nor any of their respective directors, officers, employees, agents, representatives, members or Affiliates shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, or encourage inquiries or proposals (each, an "Acquisition Proposal") with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning, or enter into any agreement with respect to, any acquisition or purchase of all or a substantial portion of the assets of the Tissue Business. Parent and Seller shall, and shall cause each of their respective Affiliates to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted prior to the date hereof with respect to any Acquisition Proposal. Each of Parent and Seller represent that it is not a party to or bound by any agreement with respect to an Acquisition Proposal other than under this Agreement. Each of Parent and Seller shall cause its officers, directors, agents and advisors to comply with the provisions of this Section 4.05.

            4.06. Mutual Assistance. Parent, Seller and Buyer agree that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any governmental body required to be submitted jointly by Seller and Buyer in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby, including any such filing required under the HSR Act (as defined in Section 7.03).

                                    ARTICLE V

                    PRE-CLOSING COVENANTS OF BUYER AND NEWCO

            Each of Buyer and Newco hereby covenants and agrees with Parent and Seller as follows:

            5.01. Cooperation by Buyer. (a) From the date hereof and prior to the Closing, Buyer will use its commercially reasonable best efforts, and will cooperate with Seller and Parent, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties (including pursuant to the HSR Act) as shall be required in order to enable Buyer and Newco to effect the transactions contemplated hereby, and will otherwise use its commercially reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

            (b) In connection with Newco's assumption of Seller's obligations under the IRB, Buyer at the Closing shall use its commercially reasonable best efforts to (i) without limiting Buyer's obligations under this Section 5.01, deliver to the Trustee under the Indenture relating to the IRB an Alternate Credit Facility (as defined in the Indenture) satisfactory to the Trustee and sufficient to permit the Trustee to release to Seller the letter of credit delivered by Seller to secure Seller's obligations under the IRB and (ii) cause Newco to assume Seller's obligations under the IRB, such assumption to be secured by an evergreen letter of credit satisfactory to Seller in the amount of the outstanding principal amount of the IRB plus 13.52 months interest therein.

            5.02. Buyer's Knowledge of Business; Seller's and Parent's Representations Modified by Buyer's Knowledge. To the knowledge of Buyer the representations and warranties made by Seller and Parent in this Agreement and each Ancillary Document entered into on or prior to the date hereof are true and correct. Buyer hereby agrees that to the extent any representation or warranty of Seller or Parent, as the case may be, made herein or in any Ancillary Document to which either is a party is, to the knowledge of Buyer (to the extent such knowledge is established by Parent) acquired prior to the date hereof, untrue or incorrect, (i) Buyer shall have no rights thereunder by reason of such untruth or inaccuracy, and (ii) any such representation or warranty by Seller or Parent, as the case may be, shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of Buyer. In addition, between the date hereof and the Closing, Buyer may acquire additional knowledge concerning the matters covered by the representations and warranties of Seller and Parent. Accordingly, Buyer agrees (without prejudice to any rights which Buyer may have under Sections 7.01, 10.01 and 10.02) that, if the Closing occurs, then to the extent any representation or warranty of Seller or Parent, as the case may be, made herein or in any Ancillary Document to which either is a party entered into at or prior to the Closing, to the knowledge of Buyer (to the extent such knowledge is established by Parent) acquired from and after the date hereof and prior to the Closing, is untrue or incorrect, (x) Buyer shall have no rights hereunder by reason of such untruth or inaccuracy, and (y) any such representation or warranty by Seller or Parent, as the case may be, shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of Buyer.

            5.03. Performance Bonds, Etc. At the Closing, and without limiting Buyer's obligations under Section 5.01, Buyer shall deliver to Parent replacement (or, if the beneficiary thereof will not permit replacement, back-up) performance bonds, payment bonds, bid bonds, letters of credit, guarantees and similar instruments, in an aggregate principal amount and with terms and from banks or other financial institutions or surety companies, in each case reasonably satisfactory to Parent, to replace (or, to the extent required as described above, to collateralize) any performance bonds, payment bonds, bid bonds, letters of credit, guarantees and similar instruments of Seller or Parent or of any of their respective affiliates related to the Tissue Business listed in the Disclosure Schedule with respect to which Seller or Parent or any of their respective affiliates will have any liability after the Closing.

            5.04. Consummation of Financing. Buyer will use commercially reasonable best efforts to obtain the Required Financing for the consummation of the transactions contemplated by this Agreement pursuant to the Financing Letters and to satisfy all conditions to funding as set forth in the Financing Letters; provided, that in no event shall Buyer be required to issue equity or equity equivalents to obtain the Required Financing (except as set forth in the Equity Commitment Letter) or be required to accept an increase in the effective interest expense (inclusive of financing fees) or shorter average life to maturity from that contemplated by the Financing Letters. To the extent that any portion of the debt portion of the Required Financing is or becomes for any reason unavailable, Buyer will use reasonable efforts to arrange for alternative debt financing for the transactions contemplated by this Agreement on terms which, in the aggregate, are not materially less favorable to Buyer than those set forth in the Senior Debt Letter and the Subordinated Debt Letter (which shall in no event require that Buyer issue equity or equity equivalents except as set forth in the Equity Commitment Letter or suffer an increase in the effective interest expense (inclusive of financing fees) or shorter average life to maturity from that contemplated in the Financing Letters). Buyer acknowledges and agrees that, except as provided in Section 4.03, neither Parent nor Seller shall, or shall be obligated to, solicit or otherwise assist Buyer in its efforts to solicit potential lenders and/or investors in connection with Buyer's obtaining the necessary financing for the transactions contemplated by this Agreement and Buyer's obtaining, on behalf of Buyer, the necessary financing for the transactions contemplated by this Agreement.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

            6.01. Tax Cooperation. (a) After the Closing, upon reasonable written notice, Buyer and Newco, on the one hand, and Seller and Parent, on the other, shall furnish or cause to be furnished to each other as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Buyer and Newco shall promptly notify Seller and Parent in writing upon receipt by Buyer or an affiliate of Buyer of any notice relating to Taxes for which Seller or Parent has liability hereunder. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Tissue Business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Seller, as applicable, shall allow the other party to take possession of such books and records other than with respect to Income Taxes. Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

            (b) Allocation of Purchase Price. Buyer, Parent and Seller agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) will be allocated to the Assumed Assets for all purposes (including Tax and financial accounting) pursuant to an allocation schedule (the "Allocation Schedule"). A draft of such Allocation Schedule, consistent with the provisions of Section 1060 of the Code and applicable Treasury regulations thereunder, shall be prepared by Buyer and delivered to Parent as promptly as practicable, but in no event more than 60 days after the Closing Date. Within 30 days after delivery of the Allocation Schedule, Parent shall notify Buyer of its agreement or disagreement with the Allocation Schedule. If there are any disagreements concerning the Allocation Schedule, such disagreements shall be resolved utilizing the procedures set forth in Section 1.04. Buyer, Seller and Parent will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

            6.02. Corporate Name. (a) (1) Buyer acknowledges that, as between Buyer, on the one hand, and Seller and Parent, on the other, Seller and Parent have the absolute and exclusive proprietary right to all names, marks, trade names, trademarks, service names and service marks (collectively, "Names") incorporating "Pope & Talbot" and to all corporate symbols or logos (collectively, "Logos") incorporating "Pope & Talbot," all right to which and the goodwill represented thereby and pertaining thereto are being retained by Seller and Parent. Buyer agrees that it will not use the Name "Pope & Talbot" or any Logo incorporating such Name in connection with the sale of any products or services or otherwise in the conduct of its business, except as expressly permitted by subsection (b) of this Section 6.02.

            (2) Seller and Parent acknowledge that Buyer has the absolute and exclusive proprietary right to all Names incorporating "Nature's Choice", "Best Value", "Pert" and "Capri" (collectively, the "Tissue Names") and to all Logos incorporating the Tissue Names, all right, title and interest of Seller to which, and the goodwill represented thereby and pertaining thereto, are hereby being sold to Buyer. Seller and Parent agree that they will not use the Tissue Names or any Logo incorporating such Tissue Names or any names or logos similar thereto in connection with the sale of any products or services or otherwise in the conduct of their respective business. Notwithstanding the foregoing, it is expressly understood and agreed by the parties that Seller and Parent retain the absolute and exclusive proprietary right to all Names incorporating "Gentle Touch" and such Names are included in the Excluded Assets.

            (b) Notwithstanding the foregoing, for a period of six months from the Closing Date (the "Window Period"), Buyer shall have the right, subject to the Temporary License Agreement substantially in the form of Exhibit 6.02(b) hereto, which Temporary License Agreement, upon execution, shall be incorporated herein, to (i) to sell all inventory which was produced prior to the Closing Date, including, without limitation, inventory which uses any Name or Logo which incorporates "Pope & Talbot," or any derivatives, trade names, trademarks, abbreviations or symbols thereof or trade dress associated therewith, and (ii) use any other Assets, including, without limitation, any catalogs, invoices or packaging material, bearing a Name or Logo which incorporates "Pope & Talbot," in each case without having to remove or obliterate any such Name or Logo thereon; provided that any new items ordered or reordered by Buyer shall not bear such Name or Logo, even if the Window Period has not expired, except as expressly permitted herein. Immediately upon the expiration of the Window Period, Buyer shall cease to use any such Name or Logo.

            6.03. Disbursement Account. In connection with the transactions contemplated hereby, Seller shall establish a separate controlled disbursement checking account at Wachovia Bank (the "Disbursement Account") on which checks and drafts in respect of the Tissue Business are drawn and which is funded by Seller. No later than one business day prior to the Closing Date, Seller shall supply Buyer with its written, best estimate (the "Estimated Overdraft") of the checks and drafts in respect of the Tissue Business that will have been written on the Disbursement Account but not presented for payment as of the close of business on the day immediately preceding the Closing Date (the "Outstanding Checks"). At the Closing, Buyer shall pay to Seller, together with and in the same manner as the Purchase Price, an amount equal to the Estimated Overdraft. Within 10 days after the Closing, Seller shall advise Buyer in writing as to the actual amount of Outstanding Checks (the "Actual Overdraft"). If the Actual Overdraft exceeds the Estimated Overdraft, Buyer shall pay Seller, within two days of receipt of such advice, the amount of such excess. If the Estimated Overdraft exceeds the Actual Overdraft, Seller's written advice shall be accompanied by a check in the amount of the excess. The Disbursement Account shall not be assigned to Buyer. From and after the Closing, Buyer shall not write any checks drawn on the Disbursement Account, and Seller shall be responsible to fund the Disbursement Account in amounts sufficient to pay all Outstanding Checks.

            6.04. Further Information. Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of or relating to the Tissue Business, the Assets, the Excluded Assets and the Assumed Liabilities and in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its affiliates and (b) for any other reasonable business purpose.

            6.05. Record Retention. Each party agrees that for a period of not less than seven (7) years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records relating to the Tissue Business, the Assets, the Assumed Liabilities and the Excluded Assets of and in its possession with respect to periods prior to the Closing. Each party shall have the right to destroy all or part of such books and records after the seventh anniversary of the Closing Date or, at an earlier time by giving each other party hereto thirty (30) days prior written notice of such intended disposition and by offering to deliver to the other parties, at the other parties' expense, custody of such books and records as such party may intend to destroy.

            6.06. Post-Closing Assistance. Parent and Seller, on the one hand, and Buyer, on the other hand, will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. The party requesting assistance shall reimburse the other party for reasonable out-of-pocket expenses (other than salaries or wages of any employees of the parties) incurred in providing such assistance. Any information obtained pursuant to this Section 6.06 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or part of the Disclosure Schedule relating to Taxes shall be kept confidential by the parties hereto.

            6.07. Non-Compete.

            (a) Covenants Against Competition. Parent and Seller acknowledge that (i) Parent and Seller are comprised of a limited number of persons who have developed the Tissue Business; (ii) the Tissue Business is, in part, national in scope; (iii) Parent and Seller each possess certain confidential affairs and trade secrets of the Tissue Business not readily available to the public; and
(iv) Buyer would not purchase the Assets but for the agreements and covenants of Parent and Seller contained in this Section 6.07. Accordingly, Parent and Seller each covenants and agrees that:

                  (i) Parent and Seller shall not engage in the Tissue Business in the United States of America for a period commencing on the Closing Date and terminating on the fourth anniversary of the Closing Date (the "Restricted Period"), provided, however, that the foregoing shall not prohibit (a) Seller or Parent from purchasing up to 10% of any class of voting securities of any person whose securities are listed on a national securities exchange or traded in the NASDAQ national market system, (b) purchasing any Person or business unit if, as of the date of each such acquisition, (I) no more than 20% of the revenues or assets of such Person or business unit are derived from the consumer tissue products business and (II) the most recent annual revenues of such Person or business unit so derived from the consumer tissue products business do not exceed 33 1/3% of the revenues of the Tissue Business for the year ended December 31, 1997 less the sum of the comparable most recent annual revenue amounts of each preceding acquisition by Parent since the Closing Date as of the date of each such acquisition or (c) any person who acquires control of Parent or any subsidiary or affiliate of such person (other than Parent and its subsidiaries) from engaging in the Tissue Business to the extent such Person was so engaged prior to such acquisition.

                        (ii) During and after the Restricted Period, Parent and
            Seller shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others, all confidential information with respect to the Tissue Business and the Assets, or learned by Parent or Seller heretofore or hereafter directly or indirectly from Buyer, including, without limitation, information with respect to (a) prospective facilities, (b) sales figures, (c) profit or loss figures, (d) customers, clients, suppliers, sources of supply and customer lists (the "Confidential Company Information"), and shall not disclose such Confidential Company Information to anyone outside of Buyer and its affiliates except with Buyer's express written consent and except for Confidential Company Information which (x) is at the time of receipt or thereafter becomes publicly known through no wrongful act of either of Seller or Parent or (y) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement, provided that if Parent or Seller is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Company Information, in the event of any such request or requirement, Parent and Seller will provide Buyer, as promptly as the circumstances reasonably permit, with notice of such request or requirement and, unless a protective order or other appropriate relief is previously obtained, the Confidential Company Information, subject to such request may be disclosed pursuant to and in accordance with the terms of such request or requirement.

                  (iii) During the Restricted Period, Parent and Seller shall not, directly or indirectly, knowingly solicit or encourage to leave the employment of Buyer and its affiliates, any employee of Buyer and its affiliates.

                  (iv) For a period of two years from the Closing Date, Parent and Seller shall not employ key employees of the Tissue Business listed as such on the Disclosure Schedule who have left their employment with Buyer other than by reason of the termination of their employment by Buyer.

            (b) Rights and Remedies Upon Breach. If Parent or Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 6.07 (the "Restrictive Covenants"), Buyer shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable and shall not be affected by the provisions of Section 11.02, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity:

                  (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against Parent or Seller of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Buyer and its affiliates and that money damages (notwithstanding any allocation of purchase price to such covenants) will not provide adequate remedy to Buyer and its affiliates; and

                  (ii) the right and remedy to require Parent or Seller to
            account for and pay over to Buyer all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by such person as the result of any transactions constituting a breach of any of the Restrictive Covenants, and such person shall account for and pay over such Benefits to Buyer.

            (c) Severability of Covenants. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

            (d) Blue-Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provisions and, in its reduced form, such provision shall then be enforceable and shall be enforced.

            (e) Enforceability in Jurisdictions. Parent, Buyer, and Seller intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Buyer, Parent and Seller that such determination not bar or in any way affect Buyer's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

            6.08. Further Assurances. From and after the Closing, each of Buyer, Parent and Seller will, and will cause its affiliates to, at Buyer's expense, execute and deliver such further instruments of sale, conveyance, transfer, assignment and delivery and such consents, assurances, powers of attorney and other instruments and take such other action as reasonably may be necessary in order to vest in Buyer or Newco all right, title and interest of Parent and Seller in and to the Assets, to put Buyer or Newco in actual possession and control of the Tissue Business and to otherwise fully effectuate and carry out the transactions contemplated by this Agreement. The Parties shall use their commercially reasonable best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any document, the execution and delivery of which are conditions precedent to the Closing.

            6.09. Accounts Receivable; Mail. (a) In the event that any payment of any accounts receivable included in the Assets is received by Parent or Seller after the Closing Date, Parent or Seller will hold such amounts received or paid for and remit such payments to Buyer by wire transfer of immediately available funds as soon as practicable.

            (b) Parent and Seller authorize and empower Buyer from and after the Closing Date (i) to receive and open mail addressed to Parent or Seller and (ii) to deal with the contents thereof in any manner Buyer sees fit; provided, in the case of clause (ii), such mail and the contents thereof relate to the Assets or otherwise to the Tissue Business or to any of the Assumed Liabilities. Parent and Seller agree to deliver to Buyer promptly upon receipt of any mail, checks or documents which it receives to which it is not entitled by reason of this Agreement or otherwise and to which Parent or Seller is entitled.

            6.10. Transition Services. After the Closing, Parent and Seller shall, pursuant to a Transition Services Agreement, to be entered into as of the Closing Date among the parties hereto (the "Transition Services Agreement") on substantially the terms set forth in Exhibit 6.10 hereto, use their commercially reasonable best efforts to provide Buyer with such transition services after the Closing Date provided in the Transition Services Agreement for the periods and on the terms and conditions set forth in such Agreement.

            6.11. Brokerage Arrangements. For a period of thirty days from the Closing Date, Buyer shall not rescind, repudiate, amend, alter or otherwise modify any third party distributorship or brokerage Commitments assumed by Buyer without the consent of the other party thereto.

                                   ARTICLE VII

                  CONDITIONS TO BUYER'S AND NEWCO'S OBLIGATIONS

            The obligation of each of Buyer and Newco to purchase the Assets shall be subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of all of the following conditions:

            7.01. Representations, Warranties and Covenants of Seller and Parent. Each of Seller and Parent shall have complied in all material respects with their respective agreements and covenants contained herein to be performed on or prior to the

Closing Date, and the respective representations and warranties of each of Seller and Parent contained herein (without giving effect to any materiality qualifiers therein) shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties (without giving effect to any materiality qualities therein) the same shall continue on the Closing Date to have been true and correct in all respects as of the specified date and except in each case above where the failure of any such representations and warranties to be so true and correct, individually and in the aggregate, would not have a Material Adverse Effect. Buyer shall have received a certificate of Seller and Parent, dated as of the Closing Date and signed by officers of Seller and Parent, certifying as to the fulfillment of the condition set forth in this Section 7.01 (the "Seller's Certificate").

            7.02. No Prohibition, etc. No statute, rule or regulation or order of any court or administrative agency shall be in effect which (a) prohibits Buyer and Newco from consummating, or otherwise invalidates or prevents consummation of, the transactions contemplated hereby or (b) otherwise interferes with this Agreement or any of the conditions to the consummation of the transactions contemplated by this Agreement and would be likely to have a Material Adverse Effect.

            7.03. Governmental Consents. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") shall have expired or been terminated and all other consents, approvals, authorizations, exemptions and waivers from governmental agencies that shall be required in order to enable Buyer to consummate the transactions contemplated hereby shall have been obtained (except for such consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal).

            7.04. No Material Adverse Change. Other than as set forth in the Disclosure Schedule, since September 30, 1997 there shall have been no event that has a Material Adverse Effect.

            7.05. Delivery of Transfer Documents. Seller and Parent shall have delivered to Buyer the instruments described in Section 1.03(b)(i).

            7.06. Seller and Parent Closing Documents. Each of Seller and Parent will have delivered to Buyer the following documents:

                  (i) a copy of the resolutions duly adopted by the respective boards of directors of Seller and Parent authorizing the execution, delivery and performance by Seller and Parent of the Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated by the Ancillary Documents, as in effect as of the Closing, certified by officers of Seller and Parent; and

                  (ii) good standing certificates (each dated not less than ten business days prior to the Closing), of the appropriate authorities of the State of Delaware showing each of Seller and Parent to be in good standing in such state.

            7.07. Delivery of Consents. Seller and Parent shall have delivered to Buyer the Consents, except for Consents the failure of which to obtain or make would not have a Material Adverse Effect and would not materially hinder or impair the consummation of the transactions contemplated hereby.

            7.08. Opinion of Counsel to Parent and Seller. Buyer and its lenders shall have received the opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to Parent and Seller, substantially in the form of Exhibit 7.8 hereto.

            7.09. Financing. Buyer and its affiliates shall have received cash proceeds equal to the Required Financing on terms and conditions consistent with the Financing Letters or the alternate financing contemplated by Section 5.04 and otherwise reasonably acceptable to Buyer.

            7.10. Real Property. (a) A title insurance company selected by Buyer (the "Title Company") shall be willing to insure at standard rates Buyer's good and marketable title in and to the Purchased Real Property in fee simple, free and clear of all liens, defects, claims, leases, rights of possession or other encumbrances (other than Permitted Encumbrances) including such endorsements and affirmative coverages as Buyer and the lenders under Buyer's Financing Letters shall reasonably require. Parent and Seller shall provide all such affidavits and indemnities as the Title Company shall reasonably require in order to afford such coverages.

            (b) Buyer shall have received, at Buyer's expense, a survey of each Purchased Real Property conforming to the minimum Standard Detail Requirements jointly established and approved in 1992 by ALTA and ACSM certified to Buyer, the lender under Buyer's Financing Letters and the Title Company and showing no defects, encroachments or encumbrances other than Permitted Encumbrances.

            (c) Buyer shall have received special warranty deeds (or the equivalent) conveying all of the Purchased Real Property to Buyer.

            (d) Buyer shall have received an affidavit (i) stating that Seller is not a "foreign person", as defined in Section 1445(f)(3) of the Code, and
(ii) setting forth Seller's taxpayer identification number.

                                  ARTICLE VIII

                 CONDITIONS TO SELLER'S AND PARENT'S OBLIGATIONS

            The obligations of Seller and Parent to sell the Assets shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

            8.01. Representations, Warranties and Covenants of Buyer and Newco. Each of Buyer and Newco shall have complied in all material respects with its agreements and covenants contained herein to be performed on or prior to the Closing Date, and the representations and warranties of each of Buyer and Newco contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true and correct in all material respects as of the specified date. Seller and Parent shall have received a certificate of each of Buyer and Newco, dated as of the Closing Date and signed by an officer of Buyer or Newco, as the case may be, certifying as to the fulfillment of the condition set forth in this Section 8.01 (the "Buyers' Certificate").

            8.02. No Prohibition, etc. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits Seller or Parent from consummating or otherwise invalidate or prevents consummation of the transactions contemplated hereby.

            8.03. Performance Bonds. Buyer shall have tendered to Parent the performance bonds, letters of credit and/or other instruments referred to in clauses (i) and (ii) of Section 5.01(b) and in Section 5.03.

            8.04. Governmental Consents. The applicable waiting period under the HSR Act shall have expired or been terminated and all other consents, approvals, authorizations, exemptions and waivers from governmental agencies that shall be required in order to enable Seller and Parent to consummate the transactions contemplated hereby shall have been obtained (except for such consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal).

            8.05. Delivery of Transfer Documents. Buyer shall have tendered to Seller and Parent the instruments described in Section 1.03(b)(ii).

            8.06. Opinion of Counsel to Buyer. Parent and Seller shall have received the opinion of Kirkland & Ellis, counsel to Buyer and Newco, substantially in the form of Exhibit 8.6 hereto.

            8.07. Buyer and Newco Closing Documents. Buyer will have tendered to Seller and Parent the following documents:

                  (i) a copy of the resolutions duly adopted by the board of directors of each of Buyer and Newco authorizing their respective execution, delivery and performance of the Agreement and the Ancillary Documents to which each is a party and the consummation of the transactions contemplated by the Agreement and the Ancillary Documents, as in effect as of the Closing, certified by an officer of each of Buyer and Newco; and

                  (ii) a certificate (dated not less than ten business days prior to the Closing) of the secretary of state or other similar official of jurisdiction in which each of Buyer and Newco is incorporated and of each jurisdiction in which each of Buyer and Newco is authorized to do business as to the good standing of Buyer and Newco in such state.

                                   ARTICLE IX

                  EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS

            9.01. Definitions. (a) The term "Business" shall mean the Tissue Business.

            (b) The term "Employees" shall mean all current employees (including those on layoff, disability or leave of absence, whether paid or unpaid), former employees and retired employees of the Business, and the term "Employee" shall mean any of the Employees. A list of all Employees and their employment status as of the date of this Agreement (i.e., laid off, disabled, retired, etc.) is set forth on the Disclosure Schedule.

            (c) The term "Parent Benefit Plans" shall mean each and all "employee benefit plans" as defined in Section 3(3) of ERISA at any time contributed to, maintained or sponsored by Seller or Parent and with respect to which Seller or Parent has any liability or potential liability, with respect to the Business.

            (d) The term "Benefit Arrangements" shall mean each and all pension, supplemental pension, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, short and long term disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit arrangements, plans, contracts (including individual employment, consulting and severance contracts), policies or practices of Seller, Parent or the Business providing employee or executive compensation or benefits to Employees, other than the Parent Benefit Plans.

            9.02. Employment. As of the Closing Date, Buyer shall offer to employ all Employees (other than former or retired Employees) in comparable positions (including level of responsibilities and authority, and location) at the same salary (including bonus, commission and sales incentive programs) and on substantially the same terms and conditions as those in effect immediately prior to the Closing Date. Buyer shall assume all obligations of Seller, Parent and their affiliates solely with respect to the Tissue Business under all agreements with any Employee which relate to employment or termination of employment or compensation or benefits which are listed on the Disclosure Schedule. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement shall limit Buyer's ability to terminate the employment of any Employee at any time following the Closing Date for any reason, including without cause.

            9.03. Pension Plans. (a)(1) As of the Closing Date, each of the Employees shall become fully vested and cease to be an active participant in the Pope & Talbot, Inc. Tax Deferred Savings Plan (the "Investment Plan") and Seller and Parent shall take, or cause to be taken, all such action as may be necessary to effect such cessation of participation. As soon as practicable after the Closing Date, Buyer shall establish or designate, and maintain, a defined contribution plan ("Buyer's Investment Plan") to provide benefits to the Employees (other than retired or former Employees) who, on the Closing Date, are participants in the Investment Plan ("Investment Plan Participants") which are substantially equivalent to the benefits provided to the Investment Plan Participants under the Investment Plan. Buyer's Investment Plan shall be qualified under Sections 401(a) and 401(k) of the Code and shall provide the Investment Plan Participants credit for service with Seller and its affiliates (including Parent) and their respective predecessors prior to the Closing Date for all purposes for which service was recognized under the Investment Plan.

            (2)(i)Seller and Parent shall cause the trustee of the Investment Plan to transfer to the trust forming a part of Buyer's Investment Plan cash or other property reasonably acceptable to Buyer (or with respect to participant loans granted prior to the Closing Date, if any, such loans and any promissory notes or other documents evidencing such loans) in an amount equal to the account balances of Investment Plan Participants as of a valuation date under the Investment Plan occurring coincident with or immediately following the Closing Date, or as of such later valuation date as may be mutually selected by Seller and Buyer. Such transfer shall account appropriately for earnings and losses during the period from the applicable valuation date to the actual date of transfer (the "Transfer Date")(it being understood that if the amount initially transferred is in excess of the amount finally determined to be required, the Buyer's Investment Plan will transfer such excess amount back to the Investment
      Plan). As soon as practicable following the Closing Date, Buyer shall submit the Buyer's Investment Plan to the IRS for a favorable determination that the Buyer's Investment Plan is qualified under Section 401(a) of the Code, and Buyer shall take such actions as may be required by the IRS to obtain such initial favorable determination. Notwithstanding the foregoing, no transfer shall be made unless and until the Buyer provides Seller and Parent with an opinion letter of counsel substantially in the form attached hereto as Exhibit 9.03(a).

                  (ii) From the Closing Date until the Transfer Date, Buyer shall cause to be made continuous payroll deductions each pay period from the pay of each Investment Plan Participant who has a loan(s) outstanding from the Investment Plan of amounts sufficient to pay the installment payments of principal and interest on each such loan as required by the promissory note or other evidence of indebtedness relating to such loan. Such deducted amounts shall be paid to the trustee of the Investment Plan and the trustee shall accept such payments for a credit against such loans.

                  (iii) On or prior to the Transfer Date and subject to the requirements of applicable law, Seller or Parent shall make a contribution to the Investment Plan of the amounts of any salary reduction contributions, employer matching contributions, and profit sharing contributions attributable to or payable on account of each Investment Plan Participant under the terms of the Investment Plan for any time period ending on the Closing Date.

            (3) In consideration for the provisions contained in this Section 9.03(a) for the transfer by the Investment Plan of the Account Balances to the trust forming a part of Buyer's Investment Plan, Buyer shall, except as provided above, effective as of the Closing Date assume all of the liabilities and obligations of Seller, Parent and their affiliates in respect of the Investment Plan Participants and their beneficiaries under the Investment Plan, and Seller, Parent and their affiliates and the Investment Plan shall be relieved of all liabilities and obligations to the Investment Plan Participants and their beneficiaries arising out of the Investment Plan.

            (b)(1) As of the Closing Date, each Employee shall cease to be a participant in the Restated Defined Benefit Retirement Income Plan for Certain Employees of Pope & Talbot, Inc. (the "Pension Plan") and Seller and Parent shall take, or cause to be taken, all such action as may be necessary to effect such cessation of participation. As soon as practicable after the Closing Date, Buyer shall, or shall cause the Tissue Business to, establish or designate, and maintain, a defined benefit pension plan ("Buyer's Pension Plan") to provide benefits to Employees (other than retired or former Employees) who, on the Closing Date, are participants in the Pension Plan ("Pension Plan Participants") which are substantially equivalent to the benefits provided to the Pension Plan Participants under the Pension Plan. Seller shall transfer (or cause to be transferred) from the Pension Plan to the Buyer's Pension Plan the assets (as determined in accordance with subparagraph (4) below) and liabilities which are attributable to the Pension Plan Participants. Buyer's Pension Plan shall be qualified under Section 401(a) of the Code and shall provide the Pension Plan Participants with credit for service with Seller, Parent and their affiliates (including the Tissue Business) and their respective predecessors prior to the Closing Date for all purposes for which such service was recognized under the Pension Plan including, without limitation, vesting, benefit accrual, eligibility to participate and eligibility for disability and early retirement benefits (including subsidies relating to such benefits).

            (2) Within 30 days after the Closing Date, Seller shall file or cause to be filed any Forms 5310-A required to be submitted to the IRS in respect to the transfer contemplated by this Section 9.03(b). The transfer shall be made as soon as practicable following the determination of the transfer amount as described below, but in no event prior to the thirtieth day following the filing of such Forms 5310-A with the IRS (or, in the event the IRS raises any objections to the transfer, the date as of which the IRS withdraws such objections or is satisfied that the terms of the transfer have been modified to the extent necessary to meet such objections). Notwithstanding the foregoing, no transfer shall be made unless and until the Buyer provides Seller and Parent with an opinion letter of counsel substantially in the form attached hereto as
Exhibit 9.03(b).

            (3) At the time specified in subparagraph (2) above, Seller shall cause assets to be transferred from the Pension Plan to the Buyer's Pension Plan in accordance with the requirements of Section 414(l) of the Code and the specifications described below, together with interest on such amount (less the Reduction Amount, as defined below) at the annual rate equal to 7.5% for the period from the Closing Date to the date of the actual transfer of assets.

            (4) The amount of the assets to be transferred from the Pension Plan to the Buyer's Pension Plan (the "Pension Benefits Value") shall initially be determined by the actuary for the Pension Plan and shall be equal to the amount, determined as of the Closing Date, that is the greater of: (A) the amount required to be transferred pursuant to Section 414(l) of the Code; or (B) the projected benefit obligation ("PBO"), whether or not vested, within the meaning of Financial Accounting Standards Board Statement 87 and which is attributable to the Pension Plan Participants. For purposes of the preceding sentence, determination of the PBO shall be calculated in accordance with the actuarial assumptions set forth in Exhibit 9.03(b)(4). Seller and Parent shall provide Buyer with all necessary information for the determination of the Pension Benefits Value. If Buyer believes that the Pension Benefits Value has not been properly calculated in accordance with the assumptions described above, it shall deliver to Seller a written notice of dispute

(the "Notice") within 30 business days after its receipt of the Pension Benefits Value from Seller. If the parties are not able to resolve their dispute within 20 business days after Buyer provides the Notice, the dispute shall be submitted to an independent accounting or actuarial firm selected by mutual agreement of Seller and Buyer, the fees and expenses of which shall be shared equally by the parties. The decision of such accounting or actuarial firm shall be rendered within 30 business days after the dispute is submitted to such accounting or actuarial firm and shall be binding on all parties.

            (5) All assets transferred pursuant to this Section 9.03(b) shall be transferred in cash or, if mutually agreed by Seller and Buyer, in kind. Pending completion of the transfer contemplated by this Section 9.03(b), any benefits that are payable to the Pension Plan Participants under the terms of the Pension Plan shall be paid or continue to be paid out of the Pension Plan, and the amount to be transferred to the Buyer's Pension Plan shall be reduced by the amount of such payments (the "Reduction Amount"). Pending the completion of such transfer, Seller and Buyer will cooperate with each other with respect to plan administration, disbursement of benefits and other pertinent information.

            (6) In consideration for the provisions contained in this Section 9.03(b) for the transfer of the Pension Transfer Amount to the trust forming a part of Buyer's Pension Plan, Buyer shall, effective as of the Closing Date (but subject to subparagraph 5 of this Section 9.03(b)), assume all of the liabilities and obligations of Seller, Parent and their affiliates in respect of the Pension Plan Participants and their beneficiaries under the Pension Plan, and Seller, Parent and their affiliates and the Pension Plan shall be relieved of all liabilities and obligations arising out of or relating to the Pension Plan Participants and their beneficiaries arising out of the Pension Plan.

            (c) As of the Closing Date, Buyer shall and hereby does adopt and become the successor sponsor of the Pope & Talbot Wisc., Inc. Tax Deferred Savings Plan for Hourly Employees in Pennsylvania and the Pope & Talbot, Inc. Tax Deferred Savings Plan for the Members of United Paperworkers International Union Local 42, Eau Claire, Wisconsin (collectively the "Tissue Business 401(k) Plans"). As of the Closing Date, Buyer shall assume all of Seller's and Parent's liabilities and obligations with respect to the Tissue Business 401(k) Plans, including without limitation all obligations to make contributions required to be made to the Tissue Business 401(k) Plans after the Closing Date. Buyer shall execute such documents as may be reasonably requested by Seller and Parent to effect such adoption and assumption.

            (d) As of the Closing Date, Buyer shall adopt and become the successor sponsor of the Pope & Talbot Wisc. Inc. Retirement Plan for Hourly Employees in Pennsylvania Operations (the "Hourly Pension Plan"). As of the Closing Date, Buyer shall assume all of Seller's liabilities and obligations with respect to the Hourly Pension Plan, including without limitation all obligations to make contributions required to be made to the Hourly Pension Plan after the Closing Date. Buyer shall execute such documents as may be reasonably requested by Seller to effect such adoption and assumption.

            9.04. Multiemployer Pension Plan. (a) With respect to the Paper Industry Union-Management Pension Fund (the "Eau Claire Union Plan"), Buyer, on the one hand, and Seller and Parent, on the other, intend to satisfy the requirements of Section 4204 of ERISA to avoid a withdrawal by Seller, Parent or their affiliates as a result of the transactions contemplated hereby from the Eau Claire Union Plan in respect of the Employees covered by the Eau Claire Union Plan. In this regard, effective as of 12:01 a.m. on the Closing Date, Buyer shall become a successor employer contributing to the Eau Claire Union Plan on behalf of the Employees participating therein pursuant to the terms of the applicable collective bargaining agreement and Buyer shall make contributions after the Closing Date to the Eau Claire Union Plan for substantially the same number of contribution base units (as defined in Section 4001(a)(11) of ERISA) that Seller or Parent or their affiliates had an obligation to contribute to the Eau Claire Union Plans.

            (b) With respect to the Eau Claire Union Plan, Buyer shall provide, as soon as practicable after the Closing Date, a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA with a five-year term commencing as of the first day of the first plan year of the Eau Claire Union Plan immediately following the Closing Date (the "Protected Period") or establish an escrow account with a bank or similar financial institution, with the same term, satisfactory to the trustees of the Eau Claire Union Plan, in an amount equal to the greater of (x) the average of Seller's, Parent's and their affiliates' annual contributions to the Eau Claire Union Plan with respect to the Tissue Business for the three plan years preceding the plan year in which the Closing Date occurs, or (y) Seller's, Parent's and their affiliates' contributions to the Eau Claire Union Plan with respect to the Tissue Business for the plan year preceding the plan year in which the Closing Date occurs.

            (c) If there is a partial or complete withdrawal (as such terms are defined in Sections 4205(a) and 4203(a) of ERISA, respectively) from the Eau Claire Union Plan by Buyer prior to the end of the Protected Period, Seller or Parent or such affiliate of Seller that was obligated to contribute to the Eau Claire Union Plan shall, to the extent required by applicable law, rule or regulation, be secondarily liable for any withdrawal liability Seller or Parent would have had to the Eau Claire Union Plan if Seller or Parent or their respective affiliates and Buyer had not entered into the agreements contained in this Section 9.04 to the extent the liability of Buyer to the Eau Claire Union Plan as a result of either a complete or partial withdrawal therefrom is not paid by Buyer to the Eau Claire Union Plan in respect of such withdrawal. With respect to the Eau Claire Union Plan, if either Buyer, on the one hand, or Seller or Parent or any of their respective affiliates, on the other, requests the Pension Benefit Guaranty

Corporation to grant a variance or exemption from the requirements of Section 4204(a)(1)(B) or (C) of ERISA and such variance or exemption is granted or in the event an exemption from such requirements is available under applicable law, rule or regulation and the Eau Claire Union Plan confirms that such exemption is applicable, then subparagraphs (b) and (c) shall be void and not enforceable other than this sentence.

            (d) Notwithstanding anything to the contrary set forth in subparagraphs (b) and (c) above, Buyer shall indemnify and hold harmless Seller, Parent and their affiliates for all Losses (including any secondary liability contemplated by subparagraph (3) above) which are incurred or become payable (i) as a result of Buyer's failure to comply with the provisions of this Section
9.04 or (ii) as a result of Buyer's partial or complete withdrawal from the Eau Claire Union Plan after the Closing Date. Either Buyer, on the one hand, or Seller or Parent, on the other, shall promptly notify the other party of any demand for payment of withdrawal liability received by Buyer or Seller or Parent, respectively, from the Eau Claire Union Plan.

            9.05. Other Benefit Plans. With respect to Employees, Buyer shall
(i) assume and maintain for a period of at least one year immediately following the Closing Date the Parent Benefit Plans and Benefit Arrangements maintained or sponsored by Seller or Parent or their respective affiliates immediately prior to the Closing Date which solely cover Employees (and not any other employees of Seller or Parent or any of their respective affiliates) as set forth in the Disclosure Schedule and specifically designated as solely pertaining to the Tissue Business, and (ii) establish and maintain for at least one year immediately following the Closing Date employee benefit plans providing benefits which are substantially the same in the aggregate as the benefits provided to Employees under each other Parent Benefit Plan and Benefit Arrangement. Buyer shall grant all Employees credit for all service with Seller, Parent and their affiliates and their respective predecessors prior to the Closing Date for all purposes for which such service was recognized by Seller, Parent and their affiliates under such Parent Benefit Plans and Benefit Arrangements. To the extent the employee benefit plans of Buyer provide medical or dental benefits after the Closing Date, such plans shall waive any pre-existing conditions and actively-at-work exclusions and shall provide that any expenses incurred on or before the Closing Date shall be taken into account under such plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. Without limiting the generality of Section 1.05, Buyer shall assume all Employee-related liabilities and obligations of Seller, Parent and their affiliates, including all liabilities and obligations under the Parent Benefit Plans and Benefit Arrangements (other than those Parent Benefit Plans which are covered by Sections 9.03 and 9.04, which shall be governed by those Sections) with respect to the Employees and their dependents and beneficiaries, including, but not limited to, (i) liabilities and obligations for wages, claims for benefits, compensation, contributions, insurance and health maintenance organization premiums, reserves and administrative expenses, whether incurred or accrued before, on or after the Closing Date and whether or not reported as of the Closing Date, (ii) liabilities and obligations arising under the continuation coverage requirements of Section 4980B(f) of the Code and
Section 601 of ERISA with respect to all Employees (or any beneficiary or dependent of any Employee) who, as of the Closing Date, have exercised or are eligible to exercise their right to such continuation coverage and (iii) liabilities and obligations to provide post-retirement health and life insurance benefits to Employees (whether or not currently retired).

            9.06. Severance. Buyer agrees to provide severance pay and other benefit entitlements which may be owing pursuant to the plans and agreements set forth in Section 9.06 of the Disclosure Schedule to any Employee whose employment is terminated by Buyer or one of its affiliates on or after the Closing Date or by reason of the transactions contemplated hereby. If such severance occurs on or within one year after the Closing Date or by reason of the transactions contemplated hereby, such severance pay and benefit entitlements shall be determined (on an Employee by Employee basis) in accordance with the severance policy of Seller and/or Parent applicable to such Employee immediately prior to the Closing, if more favorable than the severance policy of Buyer, as applicable, in effect after the Closing.

            9.07. Workers Compensation. On and after the Closing Date, Buyer shall assume and have sole responsibility for, and the Assumed Liabilities shall include, all liabilities, obligations and commitments of Seller and Parent arising in connection with any workers' compensation, long-term disability and unemployment compensation insurance claims whether arising from incidents occurring on or prior to or after the Closing Date with respect to any individual at any time employed in the Business.

            9.08. Collective Bargaining Agreements. Effective as of the Closing Date, Seller and/or Parent shall and hereby does assign its right, title and interest in, and Buyer shall become a successor to and shall assume and agree to perform all of Seller's obligations under, the collective bargaining agreements with the United Paperworkers International Union Local 42 dated as of April 1, 1997 and the United Paperworkers International Union Local 1448 dated as of November 29, 1995. Seller shall use its best efforts to cause each of the foregoing unions to agree to the assignment of such collective bargaining agreements to Buyer as of the Closing Date under the terms of such collective bargaining agreements in effect on the date hereof.

            9.09. Buyer Indemnity. Buyer shall indemnify Seller, Parent and their affiliates and hold each of them harmless from and against any Losses which may be incurred or suffered by any of them (i) under the WARN arising out of, or relating to, any actions taken by Buyer on or after the Closing Date; or
(ii) by reason of Buyer's or the Business' failure to comply with any of the provisions of this Article IX.

            9.10. W-2 Matters. Pursuant to IRS Revenue Procedure 96-60, Buyer shall assume Seller's and/or Parent's obligation to furnish, and shall indemnify and hold harmless Seller and/or Parent, as the case may be, with respect to, Forms W-2 to Employees for the calendar year in which the Closing Date occurs. Seller and/or Parent, as the case may be, will provide Buyer with any information not available to Buyer relating to periods ending on the Closing Date necessary for Buyer to prepare and distribute Forms W-2 to Employees for the calendar year in which the Closing Date occurs, which Forms W-2 will include all remuneration earned by Employees from each of Seller, Parent and Buyer during such year, and Buyer will prepare and distribute such forms.

                                    ARTICLE X

                          TERMINATION PRIOR TO CLOSING

            10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) by the mutual written consent of the parties hereto; or

            (b) by Parent, (I) if Buyer shall have failed to make a substantially complete submission to the rating agencies selected to rate the senior subordinated notes contemplated by the Subordinated Debt Letter on or prior to January 26, 1998, (II) if the Senior Debt Letter shall not have been amended prior to January 28, 1998 to be in a form reasonably acceptable to Parent, or (III) if the final information memorandum relating to the offering of senior subordinated notes as contemplated by the Subordinated Debt Letter shall not have been distributed to prospective purchasers and the "road show" marketing of such notes shall not have been commenced by February 9, 1998; or

            (c) by either Seller and Parent, on the one hand, or Buyer, on the other, in writing, if the Closing shall not have occurred on or before March 31, 1998; or

            (d) by either Seller and Parent, on the one hand, or Buyer, on the other, in writing, if there shall have been a material breach by the other party of any of its representations, warranties, covenants or agreements contained herein and after notice of and a reasonable cure period with respect to such breach, such breach results in a failure to satisfy a condition to the terminating party's obligation to consummate the transactions provided herein.

            10.02. Effect on Obligations. Termination of this Agreement pursuant to this Article X shall terminate all obligations of the parties hereunder, except for the obligations under Sections 4.06, 11.11 and 11.12 and the last sentence of Section 4.03; provided, however, that termination pursuant to clause
(b), (c) or (d) of Section 10.01 by reason of breaches of covenants or agreements of Seller and Parent, on the one hand, or

Buyer on the other hand, shall not relieve the defaulting or breaching party (whether or not it is the terminating party) from any liability to the other party hereto.

                                   ARTICLE XI

                                  MISCELLANEOUS

            11.01. Survival. Subject to the limitations set forth in Section 11.02, all representations, warranties, covenants and obligations contained in this Agreement, the Disclosure Schedule or in any agreement, certificate (including Seller's Certificate and Buyer's Certificate) or other document executed at or prior to the Closing in connection herewith (an "Ancillary Document") shall survive the Closing provided that, all the obligations of Parent and Seller under Sections 4.02(ii) - (vii) and 4.03 will terminate effective as of the Closing Date, and thereafter Parent and Seller will have no liability to the Buyer Indemnitees (as hereinafter defined) pursuant to Section 11.02(a) for any Losses arising from the breach by Parent and Seller of any covenant or obligation of Parent and Seller contained in such Sections.

            11.02. Indemnification. (a) If the Closing shall occur, Seller and Parent will jointly and severally indemnify, defend and hold harmless Buyer, its Affiliates and their respective officers, directors, shareholders, successors and permitted transferees and assigns (collectively, the "Buyer Indemnitees") from and against, and will reimburse the Buyer Indemnitees, for any Losses (as defined in Section 11.02(i)), arising directly or indirectly from any of the following:

                  (i) any breach of any representation or warranty (it being understood that for all purposes of Section 11.02 (except for the last sentence of Section 2.03(a)), any such representation or warranty shall be interpreted without giving effect to the word "materially" or "material", individually or as it appears in the phrase "Material Adverse Effect" or qualifications or exceptions based on such terms) made by Parent and Seller in connection with this Agreement or in any Ancillary Document delivered by Seller or Parent pursuant to this Agreement;

                  (ii) any breach by Parent or Seller of any covenant or obligation of Parent or Seller in this Agreement or any Ancillary Document; and

                  (iii) any Excluded Liability.

      (b) If the Closing shall occur, Buyer shall indemnify Seller, Parent, their affiliates and the respective officers, directors, shareholders, successors and permitted transferees and assigns (collectively, the "Seller Indemnitees") from and against, and will reimburse the Seller Indemnitees for, any Losses arising directly or indirectly from any of the following:

                  (i) any breach of any representation or warranty made by Buyer in this Agreement or in any Ancillary Document delivered by Buyer pursuant to or in connection with this Agreement;

                  (ii) any breach by Buyer of any covenant or obligation of Buyer in this Agreement or any Ancillary Document;

                  (iii) any Assumed Liability; and

                  (iv) any untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus utilized by Buyer or Newco in connection with its financing of the transactions contemplated hereby or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information which Parent and Buyer mutually agree in writing is being furnished to Buyer or Newco by Parent or Seller expressly for use therein.

            (c) Time Limitations. (i) Except as otherwise provided in Sections 11.02(c)(ii) and (iii), Parent and Seller will have no liability to the Buyer Indemnitees pursuant to Section 11.02(a)(i) unless on or before March 31, 1999 Parent is given written notice from a Buyer Indemnitee of a bona fide indemnity claim specifying the factual basis of that claim in reasonable detail (a "Claim Notice"). With respect to any claim for which a Claim Notice has been given to Parent prior to the expiration of the applicable time period, Parent's liability to the Buyer Indemnitees for such claim shall survive without limitation as to time until such claim is resolved.

                  (ii) Subject to the second sentence of Section 11.02(c)(i), Parent and Seller will have no liability to the Buyer Indemnitees pursuant to
Section 11.02(a)(i) for the claims arising out of the Environmental Matters unless on or before March 31, 2001 Parent is given a Claim Notice with respect thereto.

                  (iii) Subject to the second sentence of Section 11.02(c)(i), Parent and Seller will have no liability to the Buyer Indemnitees pursuant to
Section 11.02(a)(i) for the claims arising out of Taxes (other than Income Taxes), unless on or before March 31, 2000 Parent is given a Claim Notice with respect thereto.

            (d) Limitations on Amount of Liability.

                  (i) Deductible and Minimum for Breaches of Representations and Warranties. (A) Parent and Seller will have no liability to the Buyer Indemnitees pursuant to Section 11.02(a)(i) until the total of all Losses with respect to claims arising under such Section 11.02(a)(i) (collectively, "Deductible Losses") exceeds $2,000,000 (the "Deductible"). Thereafter, subject to Sections 11.02(d)(ii) and 11.02(d)(iii)(A),

Parent and Seller shall be obligated to indemnity the Buyer Indemnitees for all such Losses exclusive of any such Losses attributable to the Deductible. Notwithstanding the foregoing, no single claim for indemnity under Section 11.02(a) may be asserted against Parent and Seller that does not involve, and Parent and Seller shall have no liability to the Buyer Indemnitees with respect to, any single claim (or series of claims arising from or relating to the same facts or events) that does not result in, Losses that exceed $75,000 in the aggregate, and, accordingly, the amount of the Losses relating to any such claim involving Losses that do not exceed $75,000 shall not be included or taken into account in determining the limitation on Losses set forth in this Section 11.02(d)(i)(A).

                  (B) Buyer and Newco will have no liability to the Seller Indemnitees pursuant to Section 11.02(b)(i) until the total of all Losses with respect to claims arising under such Section 11.02(b)(i) (collectively "Buyer Deductible Losses") exceeds $2,000,000 (the "Buyer Deductible"). Thereafter, subject to Section 11.02(d)(iii)(B), Buyer and Newco shall be obligated to indemnify the Seller Indemnitees for all such Losses exclusive of any such Losses attributable to the Buyer Deductible. Notwithstanding the foregoing, no single claim for indemnity under Section 11.02(b) may be asserted against Buyer and Newco that does not involve, and Buyer and Newco shall have no liability to the Seller Indemnitees with respect to, any single claim (or series of claims arising from or relating to the same facts or events) that does not result in, Losses that exceed $75,000 in the aggregate, and, accordingly, the amount of the Losses relating to any such claim involving Losses that do not exceed $75,000 shall not be included or taken into account in determining the limitation on Losses set forth in this Section 11.02(d)(i)(B).

                  (ii) Sharing of Losses for Environmental Matters and Undisclosed Obligations. If the aggregate Deductible Losses exceed the Deductible, the liability of Parent and Seller for Deductible Losses attributable (x) to breaches of any representations related to the Environmental Matters and (y) to breaches of the representations made pursuant to Section 2.18 hereof (other than breaches of which Parent has knowledge on the Closing Date) shall be limited to (1) 30% of all such Deductibles Losses in excess of the Deductible until the total of all Deductible Losses exceeds $3,500,000, and (2) 70% of all such Deductible Losses in excess of $3,500,000 if the total of all Deductible Losses exceed $3,500,000. For purposes of the application of Deductible Losses against the Deductible, Deductible Losses other than the Deductible Losses referred to in clauses (x) and (y) of the preceding sentence shall be deemed to be applied first against the Deductible and the Deductible Losses referred to in clauses (x) and (y) of the preceding sentence shall be deemed to be applied second against the Deductible.

                  (iii) Maximum Indemnification Amounts. (A) The maximum amount of Losses that Parent and Seller shall be required to pay to the Buyer Indemnitees pursuant to Section 11.02(a)(i) shall be $12,500,000.

                  (B) The maximum amount of Losses that Buyer and Newco shall be required to pay to the Seller Indemnitees pursuant to Section 11.02(b)(i) shall be $12,500,000.

                  (iv) Notwithstanding anything herein to the contrary, the foregoing limitations of Section 11.02(d) shall not apply to any Losses arising directly or indirectly from breaches of the representations made (A) by Parent and Seller pursuant to Sections 2.08(a), (b) and (c) and (B) by Buyer and Newco pursuant to Section 3.01 and Section 3.02 (excluding the last sentence of Section 3.02).

            (e) Indemnification Procedures. (i) In the event that any party shall incur or suffer any Losses in respect of which indemnification may be sought by such party pursuant to the provisions of this Section 11.02, the party seeking to be indemnified hereunder (the "Indemnitee") shall assert a claim for indemnification by written notice (a "Notice") to the party from whom indemnification is sought (the "Indemnitor") stating the nature and basis of such claim, and if such claim is with respect to a third-party claim. In the case of Losses arising by reason of any third-party claim, the Notice shall be given within 30 days of the filing or other written assertion of any such claim against the Indemnitee, but the failure of the Indemnitee to give the Notice within such time period shall not relieve the Indemnitor of any liability that the Indemnitor may have to the Indemnitee except to the extent that the Indemnitor is prejudiced thereby.

                  (ii) The Indemnitee shall provide to the Indemnitor on request all information and documentation reasonably necessary to support and verify any Losses which the Indemnitee believes give rise to a claim for indemnification hereunder and shall give the Indemnitor reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee which would have bearing on such claim.

                  (iii) Subject to the provisions of Section 11.02(e)(iv), in the case of third-party claims for which indemnification is sought, the Indemnitor shall have the option, and with respect to such claims that represent or are in respect of any of the Excluded Liabilities or Assumed Liabilities, as the case may be ("Liabilities Claims") shall have the obligation, (x) to conduct any proceedings or negotiations in connection therewith, (y) to take all other steps to settle or defend any such claim (provided that the Indemnitor shall not settle any such claim without the consent of the Indemnitee (which consent shall not be unreasonably withheld)) and (z) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third-party claim. The Indemnitor shall, within 45 days of receipt of the Notice, notify the Indemnitee of (or, in the case of a Liabilities Claim, confirm to the Indemnitee) its intention to assume the defense of such claim. Until the Indemnitee has received notice of the Indemnitor's election whether to (or, in the case of a Liabilities Claim, the Indemnitor's confirmation of its intention to) defend any claim, the Indemnitee shall take reasonable steps to defend (but may not settle) such claim. If the Indemnitor shall decline to assume the defense of such claim, or shall fail to notify the Indemnitee within 45 days after receipt of the Notice of the Indemnitor's election to defend such claim, the Indemnitee shall defend against such claim. The expenses of all proceedings, contests or lawsuits in respect of any such claims (other than those incurred by the Indemnitee which are referred to in the second sentence of this subparagraph (iii)) shall be borne by the Indemnitor but only if the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee in respect of the third-party claim. Regardless of which party shall assume the defense of the claim, the parties agree to cooperate fully with one another in connection therewith.

                  (iv) The Indemnitor shall have the options to assume the defense of a third-party claim set forth in the preceding Section 11.02(d)(iii) only if the third party seeks only the recovery of a sum of money for which indemnification is provided under this Agreement.

            (f) All amounts payable by one party in indemnification of the other shall be considered an adjustment to the Purchase Price.

            (g) (i) Buyer understands and agrees that the rights accorded it by
Section 11.02(a) are its sole and exclusive remedy against Seller, Parent or any of their respective affiliates with respect to any Environmental Matters whatsoever. Buyer (on its own behalf and on behalf of its affiliates and the successors and assigns of any of the foregoing) hereby waives any right to seek contribution or other recovery from Seller, Parent or any of their respective affiliates that any of them may now or in the future ever have under 42 U.S.C. Sections 9607 and 9613(f) of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), as amended ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Sections 11001 et seq.), the Safe Drinking Water Act (42 U.S.C. Sections 300f et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) or any other federal, state, local or foreign law relating to Environmental Matters, the rules and regulations promulgated under any thereof, and any provisions of common law providing for any remedy or right of recovery with respect to Environmental Matters, as these laws, rules, regulations and provisions were in the past or are currently in effect, or may in the future be enacted or be in effect (collectively, "Environmental Laws"), with respect to the liabilities. Buyer (on its own behalf and on behalf of its affiliates and the successors and assigns of any of the foregoing) hereby further unconditionally releases Seller, Parent and their respective affiliates from any and all claims, demands, and causes of action that any of them may now or in the future ever have against Seller, Parent or any of their respective affiliates for recovery under CERCLA or under any other Environmental Laws with respect to the Assumed Liabilities.

                  (ii) Except as set forth in Sections 6.01 and this Section 11.02(g) and except for common law fraud, the sole and exclusive remedy of Buyer and Parent and Seller for any and all claims or Losses relating to or arising out of or in connection with this Agreement or any of the Ancillary Documents and the transactions contemplated hereby and thereby and the facts and circumstances relating and pertaining thereto shall be an action for indemnity pursuant to this Section 11.02 which shall be governed and limited by this
Section 11.02 (whether any such claim may be made in contract, breach of warranty, tort or otherwise).

            (h) Upon making any payment to an Indemnitee for any indemnification claim pursuant to this Section 11.02, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnitee may have against any other parties with respect to the subject matter underlying such indemnification claim.

            (i) For purposes of this Agreement, "Loss" or "Losses" shall mean each and all of the following items to the extent actually incurred: claims, losses, liabilities, damages, judgments, fines, penalties, amounts paid in settlement and reasonable costs and expenses incurred in connection therewith (including, without limitation, interest which is imposed in connection therewith, costs and expenses of suits and proceedings, and reasonable fees and disbursements of counsel); provided that Losses shall exclude any and all consequential, punitive, exemplary and duplicative damages.

            11.03. Interpretive Provisions. Whenever used in this Agreement, "to Parent's knowledge" or "to the knowledge of Parent" shall mean the knowledge of those persons who are listed in the Disclosure Schedule, and "to Buyer's knowledge" or "to the knowledge of Buyer" shall mean the actual knowledge of Buyer and the persons listed on Exhibit 11.03.

            11.04. Entire Agreement. This Agreement (including the Disclosure Schedule) and Ancillary Documents and the Confidentiality Agreement constitute the sole understanding of the parties with respect to the subject matter hereof.

            11.05. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by Buyer without the prior written consent of Seller and Parent, except that Buyer may, at its election and without the consent of Parent or Seller, assign this Agreement (a) to any direct or indirect wholly owned subsidiary so long as (i) the representations and warranties of Buyer made herein are equally true of such assignee, and (ii) such assignment does not have any adverse consequences to Seller, Parent or any of their respective affiliates (including, without limitation, any adverse tax consequences or any adverse effect on the ability of Buyer to consummate (or timely consummate) the transactions contemplated hereby), and (iii) such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as "Buyer," and agreeing to be jointly and severally liable for any liabilities of buyer hereunder and (b) to any of its debt financing sources. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            11.06. Headings. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

            11.07. Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

            11.08. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

            11.09. Expenses. Except as otherwise provided herein, Seller and Parent, on the one hand, and Buyer, on the other, shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

            11.10. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, cable, telegram, telex or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid, if to Seller and Parent to:

                     Pope & Talbot, Inc.
                     1500 S.W. First Avenue
                     Portland, Oregon  97201
                     Attention:  Michael Flannery
                     Telecopy:   (503) 220-2722

            with a copy to:

                     Fried, Frank, Harris, Shriver & Jacobson
                     One New York Plaza
                     New York, New York  10004
                     Attention:  F. William Reindel, Esq.
                     Telecopy:   (212) 859-4000

            if to Buyer or Newco to:

                     Plainwell Holding Company
                     c/o PLAINWELL INC.
                     200 Allegan Street
                     Plainwell, MI  49080
                     Attention:  William L. New
                     Telecopy:   (616) 685-2708

            with a copy to:

                     Citicorp Venture Capital, Ltd.
                     399 Park Avenue, 14th Floor
                     New York, NY  10043
                     Attention:  John D. Weber
                     Telecopy:   (212) 888-2940

            and to:

                     Kirkland & Ellis
                     Citicorp Center
                     153 E. 53rd Street
                     New York, NY  10022
                     Attention:  Kirk A. Radke, Esq.
                     Telecopy:   (212) 446-4900

or at such other address for a party as shall be specified by like notice.

            11.11. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 11.10 shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

            11.12. Public Announcements. Neither Seller or Parent, on the one hand, nor Buyer, on the other, shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld) except (a) as may be required by law (if a public statement is required to be made by law, the parties shall consult with each other in advance as to the contents and timing thereof) (b) to or by any of Buyer's financing sources (subject to Buyer's obligations under this Agreement), or (c) in connection with a public offering of the securities of Buyer, subject to Buyer's obligations under this Agreement.

            11.13. Bulk Transfer Laws. Buyer hereby waives compliance by Seller and Parent with the provisions of any so-called bulk transfer law in any jurisdiction in connection with the transactions contemplated hereby.

            11.14. Disclosure Schedule. Buyer acknowledges, with respect to the Disclosure Schedule delivered by Seller and Parent, that the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller or Parent, as the case may be, that such item represents a material exception of fact, event or circumstance or a change in the thresholds of materiality for such representation or warranty or that such item is reasonably likely to have a Material Adverse Effect.

            11.15. Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

            11.16. Specific Performance. Each of Parent and Seller acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

            11.17. Time is of the Essence. Parent and Seller agree that time is of the essence with respect to every covenant, condition to be satisfied, and action to be taken hereunder, and shall proceed accordingly with respect to every action necessary, proper or advisable to make effective the transactions contemplated by this Agreement.

            11.18. Remedies Cumulative. Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

            11.19. Waiver of Jury Trial. Each of the parties hereto waives to the fullest extent permitted by law any right it may have to trial by jury in respect of any claim, demand, action or cause of action based on, or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties to this Agreement each hereby agrees that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

            IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

POPE & TALBOT, INC.

By: /s/ MICHAEL FLANNERY
        ---------------------------------------------
        Name:   Michael Flannery
        Title:  President and Chief Operating Officer


POPE & TALBOT, WIS., INC.

By: /s/ MICHAEL FLANNERY
        ---------------------------------------------
        Name:   Michael Flannery
        Title:  President


PLAINWELL HOLDING COMPANY

By:
        ---------------------------------------------
        Name:
        Title:


PLAINWELL INC.

By:
        ---------------------------------------------
        Name:
        Title:

            IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

POPE & TALBOT, INC.

By:
        ---------------------------------------------
        Name:
        Title:


POPE & TALBOT, WIS., INC.

By:
        ---------------------------------------------
        Name:
        Title:


PLAINWELL HOLDING COMPANY

By: /s/ WILLIAM L. NEW
        ---------------------------------------------
        Name:   William L. New
        Title:  President and CEO


PLAINWELL INC.

By: /s/ WILLIAM L. NEW
        ---------------------------------------------
        Name:   William L. New
        Title:  President and CEO

                                                                    EXHIBIT 3.03


                         Consents Required by Purchaser

1. Transition Service Agreement. Pursuant to paragraph X, subclause I. of the Transition Services Agreement dated as of June 12, 1997, by and between Plainwell Paper Company ("Plainwell") and Simpson Paper Company ("Simpson"), Plainwell cannot assign the agreeement or any right, interest or obligation thereunder without the prior written consent of Simpson.

2. Inventory Purchase Agreement. Pursuant to section 5.2 of the Inventory Purchase Agreement dated June 12, 1997 by and between Plainwell Paper Company ("Plainwell") and Simpson Paper Company ("Simpson"), Plainwell cannot assign the agreeement or any right, interest or obligation thereunder without the prior written consent of Simpson, except that Plainwell may assign its rights under the Agreement to an Affiliate that is a substantial ongoing entity with as much net worth as Plainwell and that agrees in writing to assume Plainwell's obligations thereunder.

3. Stock Purchase Agreement. Pursuant to section 13.5 of the Stock Purchase Agreement by and between Plainwell Paper Company ("Plainwell") and Simpson Paper Company ("Simpson"), Plainwell cannot assign the agreeement or any right, interest or obligation thereunder without the prior written consent of Simpson, except that Plainwell may assign its rights under the Agreement to an Affiliate that is a substantial ongoing entity with as much net worth as Plainwell and that agrees in writing to assume Plainwell's obligations thereunder.

4. Loan and Security Agreement. Pursuant to section 8.3 of the Loan and Security Agreement dated June 12, 1997 by and among Plainwell Paper Company ("Plainwell"), Sanwa Business Credit Corporation ("Sanwa"), and other Lenders named therein, Plainwell will cannot merge or consolidate with another person without receiving the prior written consent of Sanwa.

5. Electric Service Contract. Pursuant to the terms and conditions of the Agreement dated 2/20/96 by and between Plainwell Paper Company ("Plainwell") and Consumers Energy ("Consumers"), Plainwell cannot assign the Agreement or its rights or obligations thereunder without the prior written consent of Consumers.

6. Gas Transportation Agreement. Pursuant to the terms and conditions of the Agreement dated 4/1/97 by and between Plainwell Paper Company ("Plainwell") and Consumers Power Company ("Consumers"), Plainwell cannot assign the Agreement or its rights or obligations thereunder without the prior written consent of WPS Energy ("WPS").

7. Partnership Agreement. Pursuant to the terms and conditions of the Agreement dated 1/13/95 by and between Plainwell Paper Company ("Plainwell") and Kalamazoo Valley

      Group("Kalamazoo"), Plainwell cannot assign the Agreement or its rights or obligations thereunder without the prior written consent of Kalamazoo.

8. Gas Transportation Agreement. Pursuant to the terms and conditions of the Agreement dated 8/1/94 by and between Plainwell Paper Company ("Plainwell") and Michigan Gas Storage Company ("Michigan Gas"), Plainwell cannot assign the Agreement or its rights or obligations thereunder without the prior written consent of Michigan Gas.

9. Secrecy Agreement. Pursuant to the terms and conditions of the Agreement dated 6/3/92 by and between Plainwell Paper Company ("Plainwell") and Pfizer Specialty Minerals, Inc. ("Pfizer"), Plainwell cannot assign the Agreement or its rights or obligations thereunder without the prior written consent of Pfizer.

10. Measurex Agreement. Pursuant to the terms and conditions of the Agreement dated 1/1/96 by and between Plainwell Paper Company ("Plainwell") and Measurex Systems, Inc. ("Measurex"), Plainwell cannot assign the Agreement or its rights or obligations thereunder without the prior written consent of Measurex.

                                                                  EXHIBIT 5.04

                           PLAINWELL PAPER AND TISSUE
                       SENIOR SUBORDINATED NOTES DUE 2008
                                   TERM SHEET

Issuer:                              Company to be formed through merger of
                                     Plainwell Paper and the Pope & Talbot
                                     Tissue Business (the "Company").

Issue:                               Senior Subordinated Notes (the "Notes").

Principal Amount:                    $125,000,000

Maturity:                            2008 (10 years)

Indicative Coupon:                   10.50% to 11.00% payable semi-annually
                                     in arrears (depending on then current
                                     market conditions).

Ranking:                             The Notes will be subordinated to all
                                     Senior Indebtedness of the Company and any Restricted Subsidiary and will be senior in right of payment to, or pari passu in right of payment with, other Subordinated
                                     Indebtedness of the Company.

Guarantees:                          The Notes will be guaranteed on a senior
                                     subordinated basis by all existing or
                                     future Restricted Subsidiaries.

Mandatory Redemption:                None.

Optional Redemption:                 The Notes will be non-callable for five
                                     years after issuance. Thereafter, the Notes
                                     may be redeemed at the option of the
                                     Company, in whole or in part, at a premium
                                     scaling ratably to par to the end of year
                                     eight. In addition, for the first three
                                     years, up to 35% of the Notes may be
                                     redeemed at a specified premium with the
                                     proceeds of a equity offering.

Change of Control:                   Upon a Change of Control the Company
                                     will be required to offer to purchase
                                     the Notes at 101% of par plus accrued
                                     and unpaid interest.

Covenants:                           Including Limitations on:
                                       Restricted Payments
                                       Additional Indebtedness
                                       Asset Sales
                                       Liens
                                       Payment Restrictions Affecting
                                         Subsidiaries
                                       Transactions with Affiliates
                                       Sale and Leaseback Transactions
                                       Mergers and Consolidations
                                       Layered Indebtedness

                                                                 EXHIBIT 6.02(b)


                           TEMPORARY LICENSE AGREEMENT

            This Temporary License Agreement (the "Agreement") is effective as of March 6, 1998, by and between Pope & Talbot, Inc., a Delaware corporation, and its wholly-owned subsidiary, Pope & Talbot, Wis., Inc. (jointly with Pope & Talbot, Inc., "Licensor"); and Plainwell Holding Company, a Delaware corporation, and PLAINWELL INC., a Delaware corporation (jointly with Plainwell Holding Company, "Licensee").

                               W I T N E S S E T H

            WHEREAS, Licensor owns all right, title, and interest in and to all Trademarks (as defined below) and all goodwill associated therewith;

            WHEREAS, Licensor and Licensee are entering an Agreement of Purchase and Sale dated as of January 22, 1998 (the "Purchase Agreement"), pursuant to which Licensee will purchase the Tissue Business (as defined in the Purchase Agreement);

            WHEREAS, upon Closing (as defined in the Purchase Agreement) Licensee will own the Tissue Business;

            WHEREAS, by the terms of the Purchase Agreement, Licensee shall acquire no rights or interest in the Trademarks;

            WHEREAS, Licensee has a finite, existing inventory of certain Materials (as defined below) bearing the Trademarks;

            WHEREAS, the parties hereto desire that Licensor grant to Licensee, and Licensee receive from Licensor, a temporary license, upon the terms and conditions contained herein, that will permit Licensee to deplete its existing inventory of Materials bearing the Trademarks;

            NOW, THEREFORE, in consideration of the Purchase Agreement, the premises set forth above, and the terms hereinafter set forth, Licensor and Licensee agree as follows:

      1.    DEFINITIONS

            As used in this Agreement, the following terms shall have the following meanings:

            A. "Assets" shall mean "Assets" as that term is defined in the Purchase Agreement.

            B. "Logo" shall mean "Logo" as that term is defined in the Purchase Agreement.

            C. "Loss" shall mean damages, liabilities, losses and expenses, including, without limitation, reasonable attorneys' fees and amounts paid in settlement of any claim.

            D. "Materials" shall mean products, stationery, packaging, and other goods and printed materials included in the Assets that bear the Trademarks as of the effective date of the Purchase Agreement.

            E. "Name" shall mean "Name" as that term is defined in the Purchase Agreement;

            F. "Term" shall mean the six month period commencing on the date of the Closing.

            G. "Territory" shall mean the countries, or portions of countries, in which Licensor has used the Trademarks in connection with the Tissue Business during the five year period immediately preceding the effective date of the Purchase Agreement.

            H. "Trademarks" shall mean, when affixed to or used in connection with the Materials: (a) any Logo incorporating the Name "Pope & Talbot" and any derivatives, trade names, trademarks, abbreviations or symbols thereof or (b) trade dress.

      2.    LICENSE RIGHTS

            Licensor hereby grants to Licensee, on the terms and conditions set forth herein, a non-exclusive, fully paid up license to use the Trademarks during the Term and in the Territory on the Materials in connection with the conduct of the Tissue Business.

      3.    QUALITY CONTROL

            A. Licensee agrees that it shall not alter the content, structure, design or quality of the Materials bearing the Trademarks, nor make any change in the use of the Trademarks, without the express written consent of Licensor.

            B. Upon reasonable notice Licensor or its duly authorized representatives have the right to inspect the premises of Licensee during all reasonable hours of operation during the term of this Agreement to insure that standards of quality, as reflected in the existing Materials, are being maintained.

      4.    INFRINGEMENT BY THIRD PARTIES

            In the event any party determines that a person or entity is infringing on or unlawfully using the Trademarks, the party discovering such infringement or unlawful use shall notify the other party in writing; and Licensor, in its sole discretion, may take all necessary action, including, without limitation, filing suit and enjoining the alleged infringement, at Licensor's sole expense; and Licensor, as a result thereof, shall retain all damages and other compensation received as a result of taking such actions against such infringement; provided, however, that if the alleged infringement or unlawful use is solely with respect to the infringement of the Trademarks used by Licensee as provided hereunder and Licensee requests Licensor to take action with respect to such infringement, then Licensor, in its sole discretion, may take all necessary action, including, without limitation, filing suit and enjoining the alleged infringement, at Licensee's sole expense, and, after reimbursing Licensor for all costs and expenses, including attorneys' fees, incurred in connection with taking such action, Licensee shall retain all damages and other compensation received as a result of Licensor taking such actions against infringement.

      5.    INDEMNIFICATION

            A. Subject to the terms of the Purchase Agreement, Licensee agrees to indemnify and hold Licensor, and its officers, directors, affiliates, employees and agents, harmless from and against any third party Loss, which may be sustained or suffered as a result of any use by Licensee of the Trademarks. Notwithstanding anything contained herein, in no event shall Licensee indemnify and hold Licensor harmless from any trademark infringement claims based upon Licensee's proper use of the Trademarks. Notices and the defense of any claims for indemnification hereunder shall be in accordance with Section 10 hereof.

            B. Subject to the terms of the Purchase Agreement, Licensor agrees to indemnify and hold Licensee, and its officers, directors, affiliates, employees and agents, harmless from and against any third party Loss, which may be sustained or suffered as a result of any claim against Licensee for trademark infringement based upon Licensee's use of the Trademarks. Notices and the defense of any claims for indemnification hereunder shall be in accordance with
Section 10 hereof.

      6.    CERTAIN COVENANTS OF LICENSEE

            A. Licensee acknowledges that, as between Licensor and Licensee, Licensor is the owner of all right, title and interest in and to the Trademarks throughout the world in any form or embodiment thereof and is also the owner of the goodwill attached or which shall become attached to the Trademarks. Sales by Licensee shall be deemed to have been made by Licensor for purposes of trademark registration. For trademark ownership purposes, all uses of the Trademarks shall inure to the benefit of Licensor. Licensee shall not do or suffer to be done any act or thing which will in any way adversely affect any rights of Licensor in and to the Trademarks or any registrations thereof or which, directly or indirectly, will reduce the value of the Trademarks or detract from their reputation.

            B. Licensee will use the Trademarks in the Territory strictly in compliance with applicable legal requirements and will use such markings in connection therewith as may be required.

            C. Licensee will never challenge Licensor's ownership of or the validity of the Trademarks or any application by Licensor for registration thereof or any rights of Licensor therein.

            D. Licensee acknowledges that the Trademarks have acquired a valuable secondary meaning and goodwill with the public, and any products bearing the Trademarks have acquired a reputation of high quality. Accordingly, notwithstanding any provision in this Agreement to the contrary, Licensee undertakes and agrees not to knowingly use the Trademarks in any manner whatsoever which, directly or indirectly, would derogate or detract from their repute.

      7.    TERMINATION

            A. If Licensee fails to perform any of the terms, conditions, agreements or covenants in this Agreement on its part to be performed and such default shall continue uncured for a period of thirty (30) days after a notice of such default has been given to Licensee by Licensor, Licensor may, at its sole election, terminate this Agreement. Nothing in this section shall be deemed to waive Licensor's right to obtain damages for any default by Licensee.

            B. In the event Licensee files a petition for an order of relief under any bankruptcy law, or if a petition for an order of relief is filed against any of them and is not discharged or dismissed within 60 days thereafter, or if either Licensee is adjudicated a bankrupt, becomes insolvent, admits in writing its inability to pay its debts when due, makes an assignment for the benefit of its creditors, files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency, or reorganization statute or proceeding, of if a custodian, receiver or trustee is appointed for Licensee or a substantial portion of its business or assets, Licensor may, at its sole election, terminate this Agreement by written notice delivered to Licensee effective 60 days after such filing or such other aforementioned event.

            C. On the expiration or termination of this Agreement for any reason whatsoever, all the rights of Licensee hereunder shall forthwith terminate and automatically revert to Licensor and Licensee shall forthwith discontinue all use of the Trademarks in any form or combination and shall no longer have the right to use the Trademarks or any derivation or combination thereof. Upon the reasonable request of Licensor, the Licensee shall produce available evidence of such discontinuance.

      8.    ASSIGNMENT

            Any rights of the parties to assign their respective rights and obligations hereunder are governed by Article XI of the Purchase Agreement.

      9.    WAIVER

            Failure of any party hereto to insist upon strict compliance with any of the terms, covenants and conditions hereof shall not be deemed a waiver or relinquishment of any similar right or powers hereunder at any subsequent time.

      10.   NOTICES

            Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party's address set forth below or such other address as such party may hereafter specify by notice in writing to the other party and shall be deemed effective upon receipt. Any such notice or other communication shall be addressed as aforesaid and given (and shall be deemed to have been duly given upon receipt) by (1) certified mail, return receipt requested, with first class postage prepaid, (2) hand delivery, (3) reputable overnight courier or (4) facsimile transmission.

      Licensor:

      Pope & Talbot, Inc.
      1500 S.W. First Avenue
      Portland, Oregon  97201
      Attn.: Michael Flannery
      Facsimile: (503) 220-2722

      Licensee:

      Plainwell Holding Company
      c/o PLAINWELL INC.
      200 Allegan Street
      Plainwell, Michigan  49080
      Attn.: William L. New
      Facsimile:  (616) 685 - 2708

      11.   ENTIRE AGREEMENT

            This Agreement and the Purchase Agreement contain the entire agreement of the parties. This Agreement may not be changed except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

      12.   VALIDITY

            The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

      13.   APPLICABLE LAW

            This Agreement shall be governed by the laws of the State of New York, USA without regard to its conflict of law principles.

            IN WITNESS WHEREOF, the parties hereto have set their hands on the day and year first above written.

                                    Pope & Talbot, Inc.


                                    By:
                                        ----------------------------------------

                                    Pope & Talbot, Wis., Inc.


                                    By:
                                        ----------------------------------------


                                    Plainwell Holding Company


                                    By:
                                        ----------------------------------------


                                    PLAINWELL INC.


                                    By:
                                        ----------------------------------------

                                                                    EXHIBIT 6.10


                  TERM SHEET FOR TRANSITION SERVICES AGREEMENT

A.    Services

      1. Information. The following information services shall be provided by Parent to the Tissue Business for the continuous period or periods requested by the Tissue Business and ending on such date as may be specified by the Tissue Business (which shall in no event be later than the second anniversary of the Closing) in substantially the same format and substantially the same timetable as were provided by Parent to the Tissue Business prior to the date of the
Agreement:

      a. Maintenance support for all Tissue Business hardware, software and network components used by the Tissue Business;

      b. Maintenance support for all Parent hardware, software and network components used directly or indirectly by the Tissue Business;

      c. Upgrade and/or conversion assistance for any information systems in the process of being upgraded or converted as of the date of the Agreement or at any time during the period in which services are provided by Parent to the Tissue Business pursuant to the Transition Services Agreement;

      d. Access to all mainframes and/or service centers utilized by the Tissue Business as of the date hereof; and

      e.    Personnel support for systems maintenance and integration;

      2. Human Resources. The following human resources services shall be provided by Parent to the Tissue Business for the continuous period or periods requested by the Tissue Business and ending on such date as may be specified by the Tissue Business (which shall in no event be later than the second anniversary of the Closing) in substantially the same format and substantially the same timetable as were provided by Parent to the Tissue Business prior to the date of the Agreement:

      a.    Payroll processing; and

      b. Administration and support of the Tissue Business' employee benefit plans, including without limitation the Tissue Business' 401K savings plan, pension plan and group insurance plan;

      3. Financial. The following financial facilities or services shall be provided by Parent to the Tissue Business for the continuous period or periods requested by the Tissue Business and ending on such date as may be specified by the Tissue Business (which shall in no event be later than the second anniversary of the Closing) in substantially the same format and substantially the same timetable as were provided by Parent to the Tissue Business prior to the date of the Agreement:

      a. Facilities to operate the financial functions currently located in Portland, Oregon or any other location; and

      b. Tax assistance for sales, use, payroll, state, local or excise taxes or any other related tax matter, provided, that Parent shall not be responsible for preparing or making any filings with any governmental authority on behalf of the Tissue Business.

      4. If requested by the Tissue Business, Parent will make available and give access to Parent's information systems used by the Tissue Business as of the date of the Agreement, including without limitation the following systems: general ledger, accounts payable, accounts receivable, fixed assets, payroll, human resources, purchasing, local area or wide area networks, EDI, customer service, inventory management and standard costing for the continuous period or periods requested by the Tissue Business and ending on such date as may be specified by the Tissue Business (which shall in no event be later than the second anniversary of the Closing).

      5. If requested by the Tissue Business, Parent will make available its information systems for use in providing data for sales and use tax computations for the continuous period or periods requested by the Tissue Business and ending on such date as may be specified by the Tissue Business (which shall in no event be later than the second anniversary of the Closing).

      6. (a) If requested by the Tissue Business, Parent will make available and give access to Tissue Business information systems which may be owned by or licensed to Parent including without limitation information regarding cost accounting, order management, warehouse management, logistics and production information management for the continuous period or periods requested by the Tissue Business and ending on such date as may be specified by the Tissue Business (which shall in no event be later than the second anniversary of the Closing); provided, that Parent's obligations with respect to information systems licensed to it shall be subject to the terms and conditions of the respective license agreements and subject to the consent of the applicable licensors.

            (b) With respect to Tissue Business information systems licensed to Parent, it is expressly understood and agreed by the parties that Buyer shall use its commercially reasonable best efforts to enter into its own licensing arrangements with a relevant licensor.

      7. If requested by the Tissue Business, Parent shall use its commercially reasonable best efforts to assist Buyer in obtaining any rights, licenses, permits, leases or agreements as will be necessary for Seller to provide and the Tissue Business to receive all transition services covered by the Transition Services Agreement.

B.    Procedures

      No later than 14 days prior to the Closing Date, Buyer shall provide Parent with a detailed list of transition services to be provided by Parent to the Tissue Business immediately following the Closing. Within 7 days after the receipt by Parent of such list, Parent and Buyer shall meet to determine the specific details of the services be provided by Parent to the Tissue Business pursuant to the Transition Services Agreement. Notwithstanding anything to the contrary contained herein, Parent shall only be required to provide transition services to the Tissue Business if (i) such services are requested within three months of the Closing and (ii) the provision of such services is within the scope of the Transition Services Agreement. With respect to transition services requested after the Closing, Parent shall provide such services as soon as commercially practical for Parent.

C.    Monthly Fees for Transition Services

      As fees for the transition services (which, for any particular period, shall comprise fees for all or any part of the transition services provided during such period), the Tissue Business shall pay to Parent an aggregate amount per calendar month (pro rated in the case of any partial calendar month) equal to (i) all reasonable (x) direct costs incurred by Parent (which shall include Parent's actual expenses incurred in providing the services of an employee of Parent) in providing the transition services and (y) overhead expenses directly attributable to the Tissue Business and incurred by Parent in providing the transition services, apportioned consistent with past practice ("Parent's Cost") plus (ii) (a) 10% on a per month basis during the period beginning on the Closing Date and ending on the first anniversary of such date, or (b) 20% on a per month basis during the period beginning on the day after the first anniversary of the Closing Date and ending on the 180th day thereafter or (c) 30% on a per month basis during the period beginning on the 181st day after the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date.

D.    Effect of Termination of Services

      Once the Tissue Business terminates any of the transition services provided by Parent to the Tissue Business pursuant to the transition services agreement, the Tissue Business may request the renewal of such transition services, but Parent shall not be required to provide such terminated transition services on a renewed basis.

                                                                    Exhibit 7.08

Matters to be Addressed by Opinion of Fried, Frank, Harris, Shriver & Jacobson

1. Parent and Seller each is a corporation, validly existing and in good standing under the laws of the State of Delaware.

2. Parent and Seller each has the requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement.

3. Both Parent and Seller have taken all necessary corporate action to authorize the execution, delivery and performance of their respective obligations under the Agreement and have duly executed and delivered the Agreement.

4. The Agreement is a valid and binding obligation of Parent and Seller and is enforceable against Parent and Seller in accordance with its terms.

5. The execution and delivery by Parent and Seller of the Agreement and the performance by Parent and Seller of their respective obligations thereunder do not violate any agreement binding upon Parent and Seller or their respective properties (this opinion being limited (x) to those material agreements*, if any, that have been listed in the Officer's Certificate of Parent and Seller and (y) in that we express no opinion with respect to any violation not readily ascertainable from the face of any such agreement, or arising under or based upon any cross-default provision insofar as it relates to a default under an agreement not so listed, or arising under or based upon any covenant of a financial or numerical nature or requiring computation).


--------

* The agreements to be covered by this legal opinion, if any, to be mutually agreed by the parties.

                                                                    Exhibit 8.06


Matters to be Addressed by Opinion of Kirkland & Ellis

1. Buyer and Newco each is a corporation, validly existing and in good standing under the laws of the State of Delaware.

2. Buyer and Newco each has the requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement.

3. Both Buyer and Newco have taken all necessary corporate action to authorize the execution, delivery and performance of its obligations under the Agreement and have duly executed and delivered the Agreement.

4. The Agreement is a valid and binding obligation of Buyer and Newco and is enforceable against Buyer and Newco in accordance with its terms.

5. The execution and delivery by Buyer and Newco of the Agreement and the performance by Buyer and Newco of their respective obligations thereunder do not violate any agreement binding upon to Buyer and Newco or their respective properties (this opinion being limited (x) to those material agreements* , if any, that have been listed in the Officer's Certificate of Buyer and Newco and (y) in that we express no opinion with respect to any violation not readily ascertainable from the face of any such agreement, or arising under or based upon any cross-default provision insofar as it relates to a default under an agreement not so listed, or arising under or based upon any covenant of a financial or numerical nature or requiring computation).


--------

* The agreements to be covered by this legal opinion, if any, to be mutually agreed by the parties.

                                                                 Exhibit 9.03(a)

                               [K & E Letterhead]

Fried, Frank, Harris, Shriver & Jacobson
1 New York Plaza
New York, New York 10004
Attn: Donald Carleen

Re:   [Plainwell 401(k) Plan and Trust]

      We have acted as counsel to [Plainwell] in connection with the adoption of the above captioned plan and trust (the "Plan" and "Trust"). We have reviewed the Plan and Trust and such other documents as we have deemed necessary for our opinion expressed herein. Subject to and contingent upon the occurrence of the actions required to be taken by the Plan sponsor as set forth in the next paragraph, it is our opinion that the Plan and Trust meet, in form, the qualifications under Sections 401(a) and (k) of the Internal Revenue Code of 1986, as amended (the "Code"), and with respect to the Trust, the requirements for exemption from tax pursuant to Code Section 501(a).

      The Plan sponsor has represented to us that it will promptly file the Plan with the Internal Revenue Service ("IRS") for purposes of receiving a determination letter with respect to the Plan and Trust's qualified status under the sections of the Code referred to above. The Plan sponsor has further represented to us that it will timely make all changes requested by the IRS as a condition to the issuance of a determination letter.

                                    Sincerely,

                                    Kirkland & Ellis

                                    By:
                                        ----------------------------------------

                                                                 Exhibit 9.03(a)

                               [K & E Letterhead]

Fried, Frank, Harris, Shriver & Jacobson
1 New York Plaza
New York, New York 10004
Attn: Donald Carleen

Re:   [Plainwell Defined Benefit Plan and Trust]

      We have acted as counsel to [Plainwell] in connection with the adoption of the above captioned plan and trust (the "Plan" and "Trust"). We have reviewed the Plan and Trust and such other documents as we have deemed necessary for our opinion expressed herein. Subject to and contingent upon the occurrence of the actions required to be taken by the Plan sponsor as set forth in the next paragraph, it is our opinion that the Plan and Trust meet, in form, the qualifications under Sections 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and with respect to the Trust, the requirements for exemption from tax pursuant to Code Section 501(a).

      The Plan sponsor has represented to us that it will promptly file the Plan with the Internal Revenue Service ("IRS") for purposes of receiving a determination letter with respect to the Plan and Trust's qualified status under the sections of the Code referred to above. The Plan sponsor has further represented to us that it will timely make all changes requested by the IRS as a condition to the issuance of a determination letter.

                                    Sincerely,

                                    Kirkland & Ellis

                                    By:
                                        ----------------------------------------

                                                              EXHIBIT 9.03(b)(4)

                                                                      Appendix e


                       RETIREMENT INCOME PLAN FOR CERTAIN
                        EMPLOYEES OF POPE & TALBOT, INC.

                        ACTUARIAL ASSUMPTIONS AND METHODS

1.    INTEREST RATE

      8.00% per annum, compounded annually for funding.
      7.36% per annum, compounded annually for current liability.

2.    SALARY INCREASES (Adopted effective January 1, 1996)

      5.0% per year.

3.    SOCIAL SECURITY MAXIMUM TAXABLE WAGE BASE INCREASES

      5.0% per year.

4.    MORTALITY

      1994 M&R Forest Products Mortality Table for Salaried Males (six-year setback for females) for funding. See Appendix g. (Adopted effective January 1, 1996)

      1983 Group Annuity Mortality Table for Males and Females for current liability. (Adopted effective January 1, 1995)

      IRS Rev. Rul. 96-7 Table 2 for disabled participants (Adopted effective January 1, 1996).

5.    DISABILITY (Adopted effective January 1, 1995)

      1995 Social Security Rate of Disability.

6.    WITHDRAWAL

      Table T-6 from the Actuary's Pension Handbook. Selected rates are shown below.

                Age       Rate             Age       Rate
                ---       ----             ---       ----
                20        7.94%             40       6.11%
                25        7.72              45       5.16
                30        7.40              50       3.62
                35        6.86              55       1.37

                                                                      Appendix e
                                                                     (continued)

7.    EARLY RETIREMENT (Adopted January 1, 1988)

      Early retirements are assumed to occur according to the rates shown below.

                Age        Rate            Age       Rate
                ---        ----            ---       ----
                55         5.0%             60       10.0%
                56         5.0              61       10.0
                57         5.0              62       25.0
                58         5.0              63       15.0
                59         5.0              64       15.0

8.    NORMAL RETIREMENT AGE

      Retirement is assumed to occur no later than age 65.

9.    ADMINISTRATIVE EXPENSES

      Administrative expenses are estimated at $27,100. These expenses include fees for the Enrolled Actuary and Principal Mutual.

10.   ASSET VALUATION METHOD (Adopted January 1, 1997)

      All assets are valued at market value.

11.   ACTUARIAL COST METHOD (Adopted January 1, 1986)

      Projected Unit Credit Actuarial Cost Method. See Appendix f.

      The actuarial valuation does not include the retired lives who are covered by a retired life floor guaranteed by the insurance company. The floor assets are excluded from the actuarial value of assets.

12.   CHANGE IN ACTUARIAL ASSUMPTIONS OR METHODS FOR 1997 PLAN YEAR

      Current liability interest rate was lowered to 7.36% to be within the acceptable corridor of interest rates.

      All assets are valued at market. Prior to January 1, 1997, Fixed Income assets in the General Investment Fund were valued on a contract (book) value basis.

                                                                      Appendix f


                       RETIREMENT INCOME PLAN FOR CERTAIN
                        EMPLOYEES OF POPE & TALBOT, INC.

                              ACTUARIAL COST METHOD


A fundamental principle in financing the liabilities of a retirement program is that the cost of its benefits should be related to when those benefits are earned, rather than to when they are paid. There are a number of methods in use for making such a determination.

The method used in this valuation is the Projected Unit Credit Actuarial Cost Method. In this actuarial cost method, a member's earned benefit array is determined based on the benefit formula in the plan. This is done using current accrual service and expected increases in compensation for each year to retirement date. This earned benefit array is calculated twice, once using beginning of year accrual service and a second time using expected end of year accrual service.

The actuarial present value of each of these two earned benefit arrays is determined as of the beginning of the plan year. The difference between the two amounts is defined as the Normal Cost.

The actuarial present value of the beginning of the year earned benefit array is the Actuarial Accrued Liability. The unfunded Actuarial Accrued Liability in any year is the Actuarial Accrued Liability less the Actuarial Value of Assets.

                                                                      Appendix g

                       RETIREMENT INCOME PLAN FOR CERTAIN
                        EMPLOYEES OF POPE & TALBOT, INC.

                    1994 M&R FOREST PRODUCTS MORTALITY TABLE
                                 SALARIED MALES

                         Mortality Rates per 1,000 Lives


         AGE   RATE            AGE     RATE            AGE     RATE
         ---   ----            ---     ----            ---     ----
         15    0.325           47      2.930           79      58.936
         16    0.333           48      3.325           80      65.331
         17    0.343           49      3.759           81      72.196
         18    0.352           50      4.222           82      79.494
         19    0.365           51      4.713           83      88.163
         20    0.377           52      5.231           84      97.351
         21    0.392           53      5.772           85     107.028
         22    0.408           54      6.339           86     117.465
         23    0.424           55      6.928           87     128.513
         24    0.444           56      7.545           88     139.466
         25    0.464           57      8.210           89     151.141
         26    0.488           58      8.738           90     163.648
         27    0.512           59      9.340           91     176.785
         28    0.543           60     10.037           92     190.457
         29    0.571           61     10.849           93     203.011
         30    0.607           62     11.801           94     217.901
         31    0.645           63     12.961           95     234.091
         32    0.687           64     14.312           96     248.428
         33    0.734           65     15.874           97     263.948
         34    0.785           66     17.649           98     280.824
         35    0.859           67     19.606           99     299.153
         36    0.908           68     21.695          100     319.174
         37    0.966           69     23.875          101     341.088
         38    1.039           70     26.098          102     365.014
         39    1.127           71     28.351          103     393.148
         40    1.238           72     30.701          104     427.117
         41    1.371           73     33.379          105     469.305
         42    1.526           74     36.348          106     522.070
         43    1.732           75     39.691          107     585.987
         44    1.971           76     43.460          108     669.231
         45    2.248           77     47.640          109     767.442
         46    2.570           78     53.032          110    1000.000

                                                                   Exhibit 11.03


                           Persons Representing Buyer

1.    John D. Weber

2.    William L. New

3.    Roy Fuchs